                                                                    Exhibit 10.9

                           LOAN AND SECURITY AGREEMENT

                            Dated: September 25, 1997

                                  by and among

                           FIRST UNION NATIONAL BANK,
                          LEADING EDGE PACKAGING, INC.,
                LEP PRODUCTS, INC., LEP MARKETING & SALES, INC.,
                           AND LEP DISTRIBUTORS, INC.

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

I.    DEFINITIONS.................................................     1

      1.1   "ACCOUNT" or "ACCOUNTS RECEIVABLE" ...................     1
      1.2   "ACCOUNT DEBTOR"......................................     1
      1.3   "ADJUSTED LIBO RATE ..................................     1
      1.4   "ADJUSTED LIBO RATE ADVANCES .........................     1
      1.5   "ADVANCE(S) ..........................................     2
      1.6   "AFFILIATE" ..........................................     2
      1.7   "AGREEMENT" ..........................................     2
      1.8   "BADR" ...............................................     2
      1.9   "BANK" ...............................................     2
      1.10  "BANKERS' ACCEPTANCES" ...............................     2
      1.11  "BANKERS' ACCEPTANCE AGREEMENT" ......................     2
      1.12  "BANKERS' ACCEPTANCE OBLIGATIONS" ....................     2
      1.13  "BASELINE ADVANCE LIMIT" .............................     2
      1.14  "BORROWER" ...........................................     2
      1.15  "BORROWING DATE" .....................................     3
      1.16  "BUSINESS DAY" .......................................     3
      1.17  "CASH COLLATERAL" ....................................     3
      1.18  "CASH SECURED ADVANCES" ..............................     3
      1.19  "CHATTEL PAPER" ......................................     3
      1.20  "CLOSING DATE" .......................................     3
      1.21  "COLLATERAL" .........................................     3
      1.22  "COMMITMENT" .........................................     3
      1.23  "CONTINGENT OBLIGATION(S)" ...........................     3
      1.24  "CONTRACTUAL OBLIGATIONS" ............................     4
      1.25  "CURRENT ASSETS" .....................................     4
      1.26  "CURRENT LIABILITIES" ................................     4
      1.27  "DEFAULT  ............................................     4
      1.28  "DEFAULT RATE" .......................................     4
      1.29  "DIRECT ADVANCE" .....................................     4
      1.30  "DIRECT ADVANCE SUBLIMIT" ............................     4
      1.31  "DOCUMENT(S)" ........................................     4
      1.32  "ENVIRONMENTAL LAWS" .................................     4
      1.33  "EQUIPMENT" ..........................................     5
      1.34  "ERISA" ..............................................     5
      1.35  "EURODOLLAR RATE" ....................................     5
      1.36  "EURODOLLAR RESERVE" .................................     5

                                TABLE OF CONTENTS
                                   (continued)

                                                                    Page
                                                                    ----

      1.37  "EVENT OF DEFAULT" ...................................     5
      1.38  "FACILITIES" .........................................     5
      1.39  "FACILITY FEE" .......................................     5
      1.40  "FOREIGN EXCHANGE CONTRACTS" .........................     5
      1.41  "FOREIGN EXCHANGE CONTRACT OBLIGATIONS" ..............     6
      1.42  "FOREIGN EXCHANGE FACILITY" ..........................     6
      1.43  "GAAP" ...............................................     6
      1.44  "GENERAL INTANGIBLES" ................................     6
      1.45  "GOODS" ..............................................     6
      1.46  "GOVERNMENTAL BODY" ..................................     6
      1.47  "GUARANTORS" .........................................     6
      1.48  "GUARANTY" ...........................................     6
      1.49  "INDEBTEDNESS" .......................................     6
      1.50  "INSTRUMENT" .........................................     7
      1.51  "INTEREST PERIOD" ....................................     7
      1.52  "INVENTORY" ..........................................     7
      1.53  "INVESTMENT OBLIGATIONS" .............................     7
      1.54  "LETTER(S) OF CREDIT" ................................     8
      1.55  "LETTER OF CREDIT AGREEMENT" .........................     8
      1.56  "LETTER OF CREDIT OBLIGATIONS" .......................     8
      1.57  "LEVERAGE RATIO" .....................................     8
      1.58  "LIEN" ...............................................     8
      1.59  "LOAN DOCUMENTS" .....................................     8
      1.60  "MATERIAL ADVERSE CHANGE" ............................     8
      1.61  "MATERIAL ADVERSE EFFECT" ............................     8
      1.62  "MARKETABLE SECURITIES" ..............................     9
      1.63  "MATURITY DATE" ......................................     9
      1.64  "MAXIMUM AMOUNT" .....................................     9
      1.65  "NASDAQ" .............................................     9
      1.66  "OBLIGATION" or "OBLIGATIONS" ........................     9
      1.67  "OBLIGOR" ............................................     9
      1.68  "OVERAGE OBLIGATIONS" ................................     9
      1.69  "PBGC" ...............................................     9
      1.70  "PERMITTED ADVANCES" .................................     9
      1.71  "PERMITTED ENCUMBRANCES" .............................     9
      1.72  "PERMITTED INDEBTEDNESS" .............................    10
      1.73  "PERMITTED LEASES" ...................................    10
      1.74  "PERSON" .............................................    10
      1.75  "PLAN" ...............................................    10

                                TABLE OF CONTENTS
                                   (continued)

                                                                    Page
                                                                    ----

      1.76  "PRIME RATE" .........................................    10
      1.77  "PRIME RATE ADVANCES" ................................    10
      1.78  "QUICK RATIO" ........................................    10
      1.79  "REPAYMENT INDEMNITY" ................................    10
      1.80  "REPORTABLE EVENT" ...................................    11
      1.81  "REVOLVING NOTE" .....................................    11
      1.82  "SEC" ................................................    11
      1.83  "SECURITIES ACTS" ....................................    11
      1.84  "SUBSIDIARY" .........................................    11
      1.85  "TANGIBLE NET WORTH" .................................    12
      1.86  "TELERATE PAGE 3750" .................................    12
      1.87  "TOTAL ASSETS" .......................................    12
      1.88  "TOTAL LIABILITIES" ..................................    12
      1.89  "UNIFORM COMMERCIAL CODE" ............................    12
      1.90  "WORKING DAY" ........................................    12
      1.91  "INTERPRETATION AND CONSTRUCTION" ....................    12

II    FACILITIES..................................................    13

      2.1   FACILITIES............................................    13
      2.2   INTEREST..............................................    14
      2.3   REPAYMENT OF ADVANCES.................................    15
      2.4   FEES..................................................    16
      2.5   PREPAYMENT............................................    16
      2.6   PROCEDURES FOR ADVANCES...............................    16
      2.7   PROCEDURES FOR LETTERS OF CREDIT .....................    16
      2.8   BANKERS' ACCEPTANCES .................................    18
      2.9   PAYMENTS UNDER BANKERS' ACCEPTANCES AND
            REIMBURSEMENT BY BORROWER.............................    19
      2.10  OUTSTANDING BANKERS' ACCEPTANCE OBLIGATIONS...........    19
      2.11  BANKERS' ACCEPTANCE REGULATION CHANGES................    19
      2.12  BANKER'S ACCEPTANCE DECLARED INELIGIBLE...............    19
      2.13  FOREIGN EXCHANGE CONTRACTS............................    20
      2.14  USE OF PROCEEDS.......................................    20
      2.15  CONDITIONS TO INITIAL ADVANCE.........................    20
      2.16  CONDITIONS TO ALL ADVANCES............................    22
      2.17  REGULATORY CAPITAL REQUIREMENTS.......................    23
      2.18  EXCESS ADVANCES.......................................    23
      2.19  REQUIREMENTS OF LAW...................................    24

                                TABLE OF CONTENTS
                                   (continued)

                                                                    Page
                                                                    ----

      2.20  SALE, ASSIGNMENT OR PARTICIPATIONS....................    24

III   COLLATERAL..................................................    26

      3.1   CROSS COLLATERAL......................................    26
      3.2   ACCOUNTS RECEIVABLE...................................    26
      3.3   INVENTORY ............................................    26
      3.4   GENERAL INTANGIBLES...................................    26
      3.5   DEPOSIT ACCOUNTS......................................    26
      3.6   CHATTEL PAPER.........................................    26
      3.7   INSTRUMENTS...........................................    26
      3.8   DOCUMENTS.............................................    26
      3.9   EQUIPMENT.............................................    27
      3.10  PROCEEDS AND RECORDS..................................    27
      3.11  CONTINUING PERFECTION.................................    27

IV    [RESERVED]..................................................    28

V     REPRESENTATIONS AND WARRANTIES..............................    29

      5.1   GOOD STANDING.........................................    29
      5.2   CORPORATE AUTHORITY...................................    29
      5.3   COMPLIANCE WITH LAW...................................    29
      5.4   NO LITIGATION.........................................    30
      5.5   NO FINANCIAL CHANGE...................................    30
      5.6   TAX COMPLIANCE........................................    30
      5.7   GOOD TITLE AND ABSENCE OF LIENS.......................    30
      5.8   PLACE OF RECORDS, CHIEF EXECUTIVE OFFICE, INVENTORY
            AND OTHER COLLATERAL..................................    30
      5.9   WARRANTIES AS TO ACCOUNTS.............................    31
      5.10  ERISA.................................................    32
      5.11  LICENSES, PERMITS AND LAWS............................    32
      5.12  ENVIRONMENTAL STATUS..................................    32
      5.13  REAFFIRMATION.........................................    32
      5.14  PROCEEDS OF FACILITIES................................    33
      5.15  NO SUBSIDIARIES.......................................    33
      5.16  SOLVENCY..............................................    33
      5.17  NO DEFAULT............................................    33
      5.18  FULL DISCLOSURE.......................................    33

                                TABLE OF CONTENTS
                                   (continued)

                                                                    Page
                                                                    ----

      5.19  DOCUMENTARY/STAMP TAXES...............................    34
      5.20  SHAREHOLDERS' AGREEMENTS..............................    34
      5.21  PERFECTION OF SECURITY INTERESTS......................    34
      5.22  COMPLIANCE WITH SEC REQUIREMENTS......................    34

VI    AFFIRMATIVE COVENANTS.......................................    35

      6.1   AUDIT AND OTHER REPORTS...............................    35
      6.2   INSURANCE.............................................    36
      6.3   PAYMENT OF EXPENSES...................................    37
      6.4   [INTENTIONALLY OMITTED]...............................    37
      6.5   LANDLORD'S WAIVER.....................................    37
      6.6   GOOD WORKING CONDITION................................    37
      6.7   REPORTS OF COLLATERAL.................................    37
      6.8   OBSERVANCE OF LEGAL REQUIREMENTS, LICENSES AND
            PERMITS AND PROTECTION OF COLLATERAL..................    37
      6.9   INSPECTION............................................    38
      6.10  COLLATERAL REQUIREMENTS...............................    38
      6.11  CONTROL OF ACCOUNTS...................................    39
      6.12  CHANGE OF LOCATIONS...................................    39
      6.13  DEPOSITORY RELATIONSHIPS .............................    39

VII   NEGATIVE COVENANTS..........................................    40

      7.1   LOANS, ADVANCES AND INVESTMENTS.......................    40
      7.2   FINANCIAL COVENANTS ..................................    40
      7.3   LIENS.................................................    40
      7.4   LIMITATION ON INDEBTEDNESS............................    40
      7.5   CERTIFICATE OF INCORPORATION AND BY-LAWS..............    40
      7.6   TRANSACTIONS AMONG AFFILIATES.........................    41
      7.7   SPECIAL COVENANTS AS TO ASSETS........................    41
      7.8   PREPAYMENTS OF INDEBTEDNESS...........................    42
      7.9   FISCAL YEAR...........................................    42
      7.10  CHANGE IN CONTROL.....................................    42
      7.11  CHANGE IN ACCOUNTING PRINCIPLES.......................    42
      7.12  SALE AND LEASEBACK....................................    42
      7.13  MAINTAIN CORPORATE EXISTENCE AND NATURE OF
            BUSINESS..............................................    43
      7.14  DIVIDENDS; REDEMPTIONS................................    43

                                TABLE OF CONTENTS
                                   (continued)

                                                                    Page
                                                                    ----

      7.15  DISCHARGE OF HAZARDOUS WASTE..........................    43
      7.16  LEASES................................................    43

VIII  EVENTS OF DEFAULT...........................................    44

      8.1   NON-PAYMENT...........................................    44
      8.2   NON-PERFORMANCE.......................................    44
      8.3   MISREPRESENTATION.....................................    44
      8.4   OTHER LIEN............................................    44
      8.5   INSOLVENCY............................................    44
      8.6   JUDGMENT OR LIEN......................................    45
      8.7   NONCOMPLIANCE WITH LEASES OR LAWS.....................    45
      8.8   ORGANIZATIONAL CHANGE.................................    45
      8.9   INSECURITY............................................    45
      8.10  IMPAIRMENT OF RESPONSIBILITY..........................    45
      8.11  ADVERSE CHANGE........................................    45
      8.12  MISREPRESENTATION OF FACT.............................    45
      8.13  ERISA.................................................    45
      8.14  DEFAULT IN OBLIGATIONS TO THIRD PARTIES...............    45
      8.15  LICENSES..............................................    46

IX    CONSEQUENCE OF EVENT OF DEFAULT ............................    47

      9.1   ACCELERATION..........................................    47
      9.2   POSSESSION............................................    47
      9.3   METHODS OF SALE.......................................    47
      9.4   RETENTION OF COLLATERAL...............................    48
      9.5   SET-OFF...............................................    48
      9.6   ATTORNEYS' FEES AND EXPENSES..........................    48
      9.7   INCREASE IN INTEREST/LATE CHARGE......................    48
      9.8   BANK'S PERFORMANCE OF OBLIGATIONS.....................    48
      9.9   OTHER REMEDIES........................................    48

X     MISCELLANEOUS...............................................    49

      10.1  NO WAIVER.............................................    49
      10.2  MODIFICATION OR AMENDMENT.............................    49
      10.3  WAIVER OF NOTICE......................................    49
      10.4  ONE INSTRUMENT........................................    49

                                TABLE OF CONTENTS
                                   (continued)

                                                                    Page
                                                                    ----

      10.5   LAW OF NEW JERSEY....................................    49
      10.6   JURISDICTION.........................................    49
      10.7   SUCCESSORS OR ASSIGNS................................    49
      10.8   RIGHTS CUMULATIVE....................................    49
      10.9   LIMITATION OF LIABILITY..............................    50
      10.10  NOTIFICATION OF DISPOSITION OF COLLATERAL............    50
      10.11  ADDRESSES OF NOTICES.................................    50
      10.12  TITLES...............................................    51
      10.13  DISCLOSURE...........................................    51
      10.14  TERM.................................................    51
      10.15  INTEREST LIMITATION..................................    52
      10.16  INDEMNIFICATION......................................    52
      10.17  WAIVER OF TRIAL BY JURY..............................    53
      10.18  ARBITRATION..........................................    53
      10.19  PRESERVATION AND LIMITATION OF REMEDIES..............    53

            LOAN AND SECURITY AGREEMENT (this "Agreement"), dated September 25 between FIRST UNION NATIONAL BANK, with a place of business at 550 Broad Street, Newark, New Jersey 07102, hereinafter called "Bank", LEADING EDGE PACKAGING, INC., a Delaware corporation, with its chief executive office at Empire State Building, 350 Fifth Avenue, New York, New York 10118 ("Borrower"), LEP PRODUCTS INC., a Delaware corporation, with its chief executive office at 176 Northfield Avenue, Building 409, Raritan Center, Edison, New Jersey 08837, ("Products"), LEP MARKETING & SALES, INC., a Delaware corporation having its chief executive office at 176 Northfield Avenue, Building 409, Raritan Center, Edison, New Jersey 08837 ("Sales") and LEP DISTRIBUTORS, INC., a Delaware corporation, having its chief executive office at 176 Northfield Avenue, Building 409, Raritan Center, Edison, New Jersey 08837 ("Distributors" and, collectively with Products and Sales, "Guarantors"). The Borrower and Guarantors are hereinafter referred to, collectively, as the "Obligors."

            This Agreement specifies the terms of a revolving credit, letter of credit and banker's acceptance facility of up to FOUR MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($4,750,000.00) (the "Revolving Facility"), and a foreign exchange contract facility in the amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (the "Foreign Exchange Facility") and further specifies the terms by which all Obligations, as defined herein, of Borrower and Guarantor to Bank are to be secured by certain personal property and assets, tangible and intangible, Obligors.

            NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

                                        I

                                   DEFINITIONS

            1.1 "ACCOUNT" or "ACCOUNTS RECEIVABLE" means, in addition to the definition of account as contained in the Uniform Commercial Code, the right of any Obligor to receive payment for goods sold or leased or for services rendered which are not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

            1.2 "ACCOUNT DEBTOR" means, in addition to the definition of account debtor as contained in the Uniform Commercial Code, the person or persons obligated to any Obligor on an Account, or who is represented by such Obligor to be so obligated.

            1.3 "ADJUSTED LIBO RATE" means, for each Interest Period, a per annum interest rate equal to the product of (a) the Eurodollar Rate in effect for such Interest Period and (b) Eurodollar Reserves, if any, imposed upon Bank.

            1.4 "ADJUSTED LIBO RATE ADVANCES" means all Advances which bear interest based upon the Adjusted LIBO Rate and any relevant margin.

            1.5 "ADVANCE(S)" means an amount loaned by Bank to Borrower hereunder, whether as Direct Advances or to reimburse the Bank for payments under Letters of Credit and/or Bankers' Acceptances, and as evidenced by the Revolving Note.

            1.6 "AFFILIATE" means any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least five percent (5%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of Borrower or any Subsidiary, or is controlled by or is under common control with Borrower or any such Person, or any stockholders of Borrower or any such Person or any Subsidiary. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

            1.7 "AGREEMENT" shall have the meaning set forth on the first page hereof.

            1.8 "BADR" means a per annum rate of interest established by Bank as its "bankers' acceptance discount rate."

            1.9 "BANK" means the party identified on the first page hereof as Bank.

            1.10 "BANKERS' ACCEPTANCES" means Bank's acceptance of one or more drafts of Borrower drawn under any Bankers' Acceptance Agreement in connection with purchases of Inventory from foreign sources.

            1.11 "BANKERS' ACCEPTANCE AGREEMENT" means Bank's standard form Continuing Bankers' Acceptance and Security Agreement, as the same may change from time to time, the current form of which is attached hereto as Exhibit A. Without limitation, this term shall include any Bankers' Acceptance Agreement between Borrower and Bank in effect on the date hereof.

            1.12 "BANKERS' ACCEPTANCE OBLIGATIONS" means the total amount of all Bankers' Acceptances from time to time outstanding and all obligations of Borrower reimburse Bank for its acceptance of any drafts drawn under any Bankers' Acceptance Agreement.

            1.13 "BASELINE ADVANCE LIMIT" means an amount equal to $3,750,000, subject to increase as provided in Section 2.1(B) hereof.

            1.14 "BORROWER" means the party identified on the first page hereof as Borrower.

            1.15 "BORROWING DATE" means the Business Day or Working Day on which an Advance is to be made.

            1.16 "BUSINESS DAY" means a day other than a Saturday or Sunday or other day on which Bank is authorized or required to close under the laws of the State of New Jersey or applicable Federal Law.

            1.17 "CASH COLLATERAL" means any cash or cash equivalents which have been pledged to Bank and actually delivered to Bank to secure the Obligations, including without limitation the Overage Obligations.

            1.18 "CASH SECURED ADVANCES" means any Direct Advances which are secured by a valid, first priority, possessory security interest in Cash Collateral in an amount not less than the aggregate principal amount of such Direct Advances.

            1.19 "CHATTEL PAPER" means, in addition to the definition of chattel paper as contained in the Uniform Commercial Code, a writing or writings which evidence both a money obligation and a security interest in, or a lease of, specific Goods. When a transaction is evidenced both by such a security agreement or a lease and by an Instrument or series of Instruments, the group of writings taken together constitutes Chattel Paper.

            1.20 "CLOSING DATE" means the date of this Agreement.

            1.21 "COLLATERAL" means all of those present or future assets, real or personal, of Borrower and Guarantors in which a security interest in or lien on is granted to Bank hereunder or contemplated hereby or in any other Loan Document, or under any other prior, present or future agreement by Borrower or Guarantor to Bank.

            1.22 "COMMITMENT" means Bank's commitment to make Direct Advances to Borrower, to issue Bankers' Acceptances and Letters of Credit for the account of Borrower and to enter into Foreign Exchange Contracts with Borrower.

            1.23 "CONTINGENT OBLIGATION(S)" means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (B) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (C) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (D) for the obligations of a partnership in which such Person is a general partner; or (E) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligations shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith.

            1.24 "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets are bound.

            1.25 "CURRENT ASSETS" means the aggregate of Obligors' (all on a consolidated basis) cash, marketable securities and Accounts Receivable, all as valued in accordance with GAAP.

            1.26 "CURRENT LIABILITIES" means the liabilities deemed to be current liabilities on Obligors' consolidated financial statements as calculated in accordance with GAAP.

            1.27 "DEFAULT" means an event of the nature specified in Article VIII hereof and which, with the giving of notice or passage of time, or both, would become an Event of Default.

            1.28 "DEFAULT RATE" means a per annum rate of interest equal to the Prime Rate plus four percent (4%).

            1.29 "DIRECT ADVANCE" means any Advance within the Facilities for borrowed money.

            1.30 "DIRECT ADVANCE SUBLIMIT" means Advances which are not Cash Secured Advances in an amount not to exceed $250,000 (exclusive of Cash Secured Advances).

            1.31 "DOCUMENT(S)" shall have the meaning set forth in the Uniform Commercial Code for such term.

            1.32 "ENVIRONMENTAL LAWS" means (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), as amended by the Superfund Amendment and Reauthorization Act of 1986; (B) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq.; (C) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b et seq.; (D) the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq.; (E) the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq.; (F) the New Jersey Solid Waste Management Act, as amended, N.J.S.A. 13:1E-1 et seq.; (G) the New Jersey

Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1 et seq.; and (H) any and all laws, regulations and executive orders, federal, state and local, pertaining to environmental matters, as same may be amended or supplemented from time to time.

            1.33 "EQUIPMENT" means in addition to the definition of equipment as contained in the Uniform Commercial Code, all equipment, machinery, fixtures, furniture and other tangible assets including without limitation motor vehicles, and all repairs, modifications, alterations, additions, controls and operating accessories therefor, all substitutions and replacements therefor and all accessories and additions thereto.

            1.34 "ERISA" means the Employee Retirement Income Security Act of 1974 as amended from time to time.

            1.35 "EURODOLLAR RATE" means with respect to any Advance or outstanding portion of the Facilities (should Borrower choose the Adjusted LIBO Rate option thereto), the rate of interest (rounded to the next higher 1/100 of one percent (.01%)) for deposits in U.S. Dollars for a maturity equal to the Interest Period therefor which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two (2) Working Days prior to the commencement of such Interest Period. If such rate does not appear on the Telerate Page 3750, the rate utilized shall be the rate as determined by Bank from another recognized source or interbank quotation.

            1.36 "EURODOLLAR RESERVE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the applicable statutory reserve requirements (rounded to the next higher 1/100 of one percent (.01%) and expressed as a decimal) for Bank (without duplication, but including, without limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in such Regulation D.

            1.37 "EVENT OF DEFAULT" means an event of the nature specified in
Article VIII hereof.

            1.38 "FACILITIES" means, collectively, the Revolving Facility and the Foreign Exchange Facility.

            1.39 "FACILITY FEE" means a facility fee in the amount of $12,500 which has been paid to Bank by Borrower, has been fully earned and is non-refundable.

            1.40 "FOREIGN EXCHANGE CONTRACTS" means, collectively, Borrower's forward and spot contracts purchased through Bank relative to foreign currencies on Bank's standard foreign exchange contract forms and under the Foreign Exchange Facility.

            1.41 "FOREIGN EXCHANGE CONTRACT OBLIGATIONS" means all of Borrower's payment, repayment and other Obligations to Bank, whether direct or indirect, absolute or contingent, under the Foreign Exchange Contracts and otherwise under the Foreign Exchange Facility.

            1.42 "FOREIGN EXCHANGE FACILITY" shall have the meaning ascribed to it in the preamble hereto.

            1.43 "GAAP" means generally accepted accounting principles in the United States of America consistently applied and in effect for the relevant time period.

            1.44 "GENERAL INTANGIBLES" means, in addition to the definition of general intangibles as contained in the Uniform Commercial Code, all rights of any Obligor to property, choses in action and other rights of Borrower not otherwise specifically included elsewhere in this Agreement, further including but not limited to all present and future trademarks, goodwill symbolized by any trademarks, trade names, trade secrets, trade dress, trade styles, service marks, copyrights and patents, and all rights under license agreements for the use of same, and all rights of any Obligor under any and all leases of property, both real and personal.

            1.45 "GOODS" means, in addition to the definition of goods as contained in the Uniform Commercial Code, all articles of tangible personal property, sold, supplied, leased or otherwise disposed of, represented by an Account.

            1.46 "GOVERNMENTAL BODY" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to government or any court or arbitrator.

            1.47 "GUARANTORS" means the persons defined as such in the preamble of this Agreement as well as each and every other Person who is or shall become liable, responsible or obligated for any of the Borrower's or any other Obligor's Obligations hereunder whether by loan, guaranty, suretyship or otherwise.

            1.48 "GUARANTY" means that certain guaranty agreement dated the date hereof made by Guarantors in favor of Bank in the form attached hereto as Exhibit B.

            1.49 "INDEBTEDNESS" means, as to any Person, at a particular time, all items which, in accordance with GAAP, would be classified as liabilities on a balance sheet of such Person as at such time and which constitute, without duplication: (A) indebtedness for borrowed money or the deferred purchase price of property (other than credit extended to such Person for the purchase of goods in the ordinary course of business to the extent the same would otherwise constitute Indebtedness); (B) indebtedness evidenced by notes, bonds, debentures or similar instruments; (C) obligations under leases which, in accordance with GAAP, are required to be capitalized on a balance sheet, (D) obligations under conditional sales or other title retention agreements; (E) indebtedness arising under letters of credit (both documentary and standby) and acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts; (F) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', course of business to the extent such liens are Permitted Encumbrances) and liens for taxes, assessments or similar charges incurred in the ordinary course of business to the extent such liens are Permitted Encumbrances; (G) mandatory obligations of such Person to redeem or purchase stock or to purchase or repay Indebtedness; (H) all Bankers Acceptance Obligations and Foreign Exchange Contract Obligations, and (I) Contingent Obligations of such Person in respect of any of the foregoing.

            1.50 "INSTRUMENT" means, in addition to the definition of instrument as contained in the Uniform Commercial Code, a negotiable instrument or a security, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of the type which is, in the ordinary course of business, transferred by delivery with any necessary endorsement or assignment.

            1.51 "INTEREST PERIOD" means, as to all Adjusted LIBO Rate Advances, the period commencing on the Borrowing Date and ending on the numerically corresponding day (or if there is no numerically corresponding day, the last day) in the calendar month that is one (1) month thereafter, as selected by Borrower in its notice of borrowing, and thereafter, the period commencing on the last day of the first preceding Interest Period and ending on the numerically corresponding day (or if there is no numerically corresponding day, the last day) in the calendar month that is one (1) month thereafter, as selected by Borrower in its notice of continuance of or conversion to an Adjusted LIBO Rate Advance; provided, however, that if any Interest Period would end on a day which shall not be a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless such Working Day would fall in the next succeeding calendar month in which case the Interest Period shall end on the first preceding Working Day and provided, further, that notwithstanding anything to the contrary, (i) no Interest Period shall extend beyond the Maturity Date and (ii) in all cases, no Interest Period shall extend beyond any date on which principal is to be paid for that portion of principal being paid on such date.

            1.52 "INVENTORY" means, in addition to the definition of inventory as contained in the Uniform Commercial Code, all Goods held by any Obligor for resale or lease or furnished or to be furnished under contracts of service, and shall include raw materials, goods and work in process and finished goods, and all goods returned by or reclaimed from customers.

            1.53 "INVESTMENT OBLIGATIONS" means any of the following: (A) obligations of or guaranteed by the United States of America; (B) obligations issued or guaranteed by any instrumentality or agency of the United States of America; (C) obligations issued or guaranteed by any State of the United States or the District of Columbia; (D) repurchase agreements fully secured by obligations of a kind specified in subsections (A), (B) or (C) above;

(E) interest bearing accounts, certificates of deposit, bankers' acceptances or commercial paper of Bank; and (F) commercial paper other than as specified in subsection (E) above and which is rated at least "P1" by Moody's Investors Services or at least "A1" by Standard and Poor's Corporation.

            1.54 "LETTER(S) OF CREDIT" means the one or more standby letters of credit issued from time to time by Bank at the request and for the account of Borrower in accordance with the terms hereof.

            1.55 "LETTER OF CREDIT AGREEMENT" means Bank's standard form of Application and Agreement for Irrevocable Standby Letter of Credit, as the same may change from time to time, the current form of which is annexed hereto as Exhibit C.

            1.56 "LETTER OF CREDIT OBLIGATIONS" means the total amount of all Letters of Credit as outstanding at any time and all obligations of Borrower to reimburse Bank for any payments by Bank under any Letters of Credit.

            1.57 "LEVERAGE RATIO" means the ratio of Borrower's Total Liabilities to Tangible Net Worth.

            1.58 "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing) and the filing of any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction to evidence any of the foregoing.

             1.59 "LOAN DOCUMENTS" means this Agreement, the Revolving Note, any Letter of Credit Agreement, Bankers' Acceptance Agreement, the Guaranty, Foreign Exchange Contract, together with all notes or other documents executed and delivered by any Obligor hereunder, and any amendments, renewals, modifications or supplements thereto, or substitutions therefor.

             1.60 "MATERIAL ADVERSE CHANGE" means, as to a Person, a material adverse change in the financial condition, operations, business, prospects or property of such Person.

             1.61 "MATERIAL ADVERSE EFFECT" means, as to a Person, a material adverse effect on the financial condition, operations, business, prospects or property of such Person.

            1.62 "MARKETABLE SECURITIES" means, collectively, Investment Obligations and any other debt or equity security which is traded on any national securities exchange and which securities are satisfactory to Bank in its discretion.

            1.63 "MATURITY DATE" means August 15, 1999.

            1.64 "MAXIMUM AMOUNT" means at any time of measurement the lesser of: $4,750,000; or the then Baseline Advance Limit.

            1.65 "NASDAQ" means the National Association of Securities Dealers' Automated Quotation System.

            1.66 "OBLIGATION" or "OBLIGATIONS" means any and all loans, advances and other financial accommodations made by Bank prior to, on and after the date of this Agreement to, or on the account of any Obligor including without limitation, the Facilities, and any and all interest, commissions, obligations, liabilities, indebtedness, charges and expenses direct or indirect, primary, secondary, contingent, joint or several which are due or to become due or that may hereafter be contracted or acquired of any Obligor to Bank, no matter how or when arising and whether under any present or future agreement or instrument between any Obligor and Bank, or otherwise, and the amount due or to become due upon any notes, reimbursement agreement or other obligations given to, or received by, Bank or on account of any of the foregoing and the performance and fulfillment by any Obligor of all the terms, conditions, promises, covenants and provisions contained in the Loan Documents, or in any future agreement or instrument between any Obligor and Bank. The Obligations include but are not limited to all Advances, Letter of Credit Obligations, Bankers' Acceptance Obligations and Foreign Exchange Contract Obligations.

            1.67 "OBLIGOR" means Borrower, Guarantors and any other sureties and guarantors and, if any debt due to Bank hereunder is evidenced by a note or other instrument, the makers and endorsers thereof.

            1.68 "OVERAGE OBLIGATIONS" means any Direct Advances which are in excess of the Direct Advance Sublimit.

            1.69 "PBGC" means the Pension Benefit Guaranty Corporation.

            1.70 "PERMITTED ADVANCES" means, collectively, any reimbursement by any of the Obligors in the ordinary course of its business to any employee or agent for business travel and other reasonable business expenses.

            1.71 "PERMITTED ENCUMBRANCES" means (A) Liens for taxes, assessments or governmental charges or levies on property of any Obligor if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being diligently contested in good faith and by appropriate proceedings and against which any Obligor has established adequate reserves, (B) Liens imposed by law, such as carriers, warehousemen and mechanics Liens, and Liens incurred in connection with construction or other similar Liens arising in the ordinary course of business provided same are not at the time due and payable, (C) Liens arising out of pledge or deposits under workmen's compensation law, unemployment insurance, old age pension or other social security or retirement benefit or similar legislation, (D) Liens arising from judgments or awards with respect to which any Obligor shall be diligently and in good faith prosecuting an appeal or proceedings for review and shall have secured a stay of execution pending such appeal or review, and (E) Liens in favor of Bank.

            1.72 "PERMITTED INDEBTEDNESS" means Indebtedness (i) to Bank; and
(ii) other Indebtedness set forth on Schedule 1.72 hereto the amount of which shall not exceed $500,000.

            1.73 "PERMITTED LEASES" means those real property leases entered into in the ordinary course of business consistent with past practice for which Bank has received (A) ten (10) Business Days advance notice and (B) landlords' waivers and any other documents deemed necessary or desirable by Bank.

            1.74 "PERSON" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof). Without limitation, the term "Person" shall include Borrower.

            1.75 "PLAN" means an employee benefit plan or other plan maintained for employees of Borrower covered by Title IV of ERISA.

            1.76 "PRIME RATE" means the per annum rate of interest established by Bank from time to time as its reference rate in making loans but which does not reflect the rate of interest charged to any particular class of borrower, such rate to change automatically and immediately as of the date Bank changes its Prime Rate without notice to Borrower. The Prime Rate is not tied to any external rate of interest or index.

            1.77 "PRIME RATE ADVANCES" means all Advances which bear interest at the Prime Rate.

            1.78 "QUICK RATIO" means the ratio of Borrower's cash and cash equivalents plus track Account, Current Liabilities, calculated on a consolidated basis.

            1.79 "REPAYMENT INDEMNITY" means any amounts required to compensate Bank for any losses which it incurs as calculated below as a result of repayments of Advances (including repayments on account of illegality as set forth in Section 2.2(B)) other than on, with respect to the Adjusted LIBO Rate Advances, the last day of an Interest Period. The amount of such loss shall be calculated by multiplying the principal amount of the repayment or prepayment by the per annum rate (expressed as a decimal and based on a 360-day year and actual days elapsed) (the "Indemnity Rate"), determined by subtracting
(A) the highest asked yield most recently published in the Wall Street Journal as of the date of repayment or prepayment for U.S. Treasury securities having a term approximating the weighted average of the terms of each Advance or portion thereof being repaid or prepaid (the "Average Term", said average to be determined by reference to the period, for each Advance, commencing on the date of the repayment or prepayment and ending on, with respect to the Adjusted LIBO Rate Advances, the end of the then current Interest Period) from (B) the rate of interest applicable to the principal amount being repaid or prepaid, said Repayment Indemnity to accrue for a period from and including the date of the repayment or prepayment to, but excluding, the date of expiration of the Average Term, as if such term commenced on the date of repayment or prepayment; provided that no Repayment Indemnity shall be payable unless the foregoing calculation of the Indemnity Rate produces a positive number. Borrower agrees that the Repayment Indemnity has been freely bargained between the parties to provide Bank with compensation for the costs of reinvesting of the Facilities' proceeds and the loss of the contracted-for return on the Facilities and such Repayment Indemnity is reasonable and constitutes a means of providing Bank with a substitute or alternate source of cash flow if any Advance is repaid or prepaid as set forth above. Bank's determination of the Repayment Indemnity shall be conclusive and binding in the absence of manifest error. The amount payable as determined above shall be in addition to any amounts payable under any other Section or Paragraph of this Agreement.

            1.80 "REPORTABLE EVENT" has the meaning assigned to such term in Title IV of ERISA, or regulations issued thereunder other than a Reportable Event not subject to the provision for a thirty (30) day notice to the PBGC under such regulations.

            1.81 "REVOLVING NOTE" means that certain Revolving Note dated the date hereof issued by Borrower evidencing the Revolving Facility and any revolving note replacing such note.

            1.82 "SEC" means the Securities and Exchange Commission and any successor agency or commission thereto.

            1.83 "SECURITIES ACTS" means, collectively, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended. (the "Exchange Act") and any securities or similar laws under the laws of any state or foreign jurisdiction having jurisdiction over any Obligor.

            1.84 "SUBSIDIARY" means the Guarantors and any other corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or any other Obligor or one or more Subsidiaries.

            1.85 "TANGIBLE NET WORTH" means Total Assets, less (without limitation and without duplication of deductions) the aggregate of the liabilities and Indebtedness (including tax and other proper accruals) of a Person and any reserves established by a Person for anticipated losses or expenses.

            1.86 "TELERATE PAGE 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).

            1.87 "TOTAL ASSETS" means, at any date, the amount shown on the books and records of a Person, determined in accordance with GAAP, of all property, both real and personal, of a Person, after deducting capitalized research and development costs, capitalized interest, debt discounts and expense, marketing expenses and customer and/or mailing lists, goodwill (including any amounts, however designated on the balance sheet, representing the cost of acquisition of business and investments in excess of underlying tangible assets), patents, trademarks, trade name rights, copyrights, franchises, licenses, amounts owing from employees, officers, directors, shareholders, principals, partners, Subsidiaries or Affiliates of the Person and any investments in any entities owned or controlled by any of the foregoing Persons (including without limitation, any Affiliates and Subsidiaries) and such other assets as are properly classified as "intangible assets".

            1.88 "TOTAL LIABILITIES" means, at any date, the amount of all liabilities which, in accordance with GAAP should be included in determining total liabilities as shown on a liability side of a balance sheet of a Person at such date, other than capital stock, capital surplus, retained earnings, property interests, deferred credit and contingency reserves under GAAP.

            1.89 "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code as adopted and in effect under the laws of the State of New Jersey.

            1.90 "WORKING DAY" means any day other than a Saturday, Sunday, public holiday, bank holiday or other day on which currencies are not traded in the London interbank market.

            1.91 "INTERPRETATION AND CONSTRUCTION"

            (A) The terms "hereby," "hereof," "hereto," "herein," "hereunder" and any similar terms, as used in this Agreement, refer to this Agreement in its entirety and not any particular Article or paragraph, and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of this Agreement; and

            (B) Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number and vice versa.

            (C) All accounting terms not defined herein shall have the meanings used in GAAP and, unless otherwise noted, shall be deemed to mean GAAP as prepared on a consolidated basis.

            1.92 PREAMBLE DEFINITIONS The terms defined in the Preamble of this Agreement are hereby incorporated by reference in this Article 1.

                                       II

                                   FACILITIES

            2.1 FACILITIES (A) Subject to the terms and conditions hereinafter set forth, and provided that no Default or Event of Default shall have occurred and be continuing or would result from the making of any Direct Advance or issuing any Letter of Credit or Bankers' Acceptance or entering into a Foreign Exchange Contract, from time to time hereafter, through the Maturity Date, Bank shall extend credit to Borrower by: (i) making Direct Advances; (ii) Letters of Credit; (iii) issuing Bankers' Acceptances; and (iv) entering into Foreign Exchange Contracts; provided that at no time may the aggregate amount of (a) Direct Advances which are not Cash Secured Advances exceed the Direct Advance Sublimit, or (b) Foreign Exchange Contracts exceed the maximum amount the Foreign Exchange Facility. Notwithstanding the foregoing, at no time shall the total amount of Letter of Credit Obligations, plus the total principal amount of Direct Advances then outstanding, plus the amount of all Bankers' Acceptance Obligations then outstanding exceed the Maximum Amount.

            (B) On a semi-annual basis the Baseline Advance Limit shall be subject to increase (but not in excess of the Maximum Amount) by an amount equal to fifty percent (50%) of Borrower's after tax net income, provided that Borrower's after tax net income shall be not less than $1,000,000 as evidenced by the financial statements contained in Borrower's Form 10-K filing (which shall be audited) and Form 10-Q (for its first two calendar quarters, which shall be internally prepared) and further provided there is not then existing any Event of Default or any event which with the giving of notice and/or the passage of time would become an Event of Default. Any such increase shall be effective upon presentation to the Bank of financial statements contained in the Borrower's Form 10-K or Form 10-Q, as applicable, evidencing such after tax net income.

            2.2 INTEREST

            (A) All Advances shall bear interest at a per annum rate equal to the Adjusted LIBO Rate, plus two and one quarter percent (2.25%). Borrower shall pay to Bank all accrued interest on the last day of the Interest Period but in no event less than quarterly (in which case such payments shall be made on the last Working Day of such calendar quarter), until all such Advances are paid in full, which interest shall be computed on the basis of a 360 day year, for the actual number of days elapsed, on the daily unpaid balance of such Advances.

            (B) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation by any central bank or other governmental authority charged with the administration or interpretation thereof shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Bank to perform its obligations hereunder (i) to make Adjusted LIBO Rate Advances or
(ii) to continue to fund or maintain Adjusted LIBO Rate Advances hereunder, then, on notice thereof and demand therefor by Bank to Borrower, the obligation of Bank to make any such Adjusted LIBO Rate Advances shall terminate and, if the foregoing clause (ii) is applicable, Borrower shall, upon prior notice to Bank, either (A) forthwith repay in full any such Adjusted LIBO Rate Advances then outstanding, together with interest accrued thereon and the Repayment Indemnity or (B) forthwith convert any such Adjusted LIBO Rate Advances then outstanding into Prime Rate Advances and pay to Bank the Repayment Indemnity. If no such notice is received by Bank within three (3) Working Days of the prior demand by Bank, Borrower will be deemed to have made the election to convert any such Adjusted LIBO Rate Advances then outstanding into Prime Rate Advances as of the fourth day following such demand.

            (C) If, with respect to any Interest Period, Bank determines that
(i) extraordinary circumstances affecting the relevant market make it impracticable to ascertain the interest rate applicable for such Interest Period or (ii) the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Bank of making or maintaining the Facilities during such Interest Period, Bank shall promptly notify Borrower of such determination and no additional Adjusted LIBO Rate Advances shall be made nor shall there be any conversions thereto until such notice is withdrawn. If any Adjusted LIBO Rate Advance is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, Borrower may on the last day of such Interest Period either convert such Adjusted LIBO Rate Advance to a Prime Rate Advance or prepay the outstanding principal balance thereof and accrued interest thereon in full. If no such notice is received by Bank at least one (1) Business Day prior to the last day of such Interest Period, Borrower will be deemed to have made the election to convert any such Adjusted LIBO Rate Advances then outstanding into Prime Rate Advances.

            (D) From and after the occurrence of any Event of Default the entire balance of the Facilities shall bear interest at the Default Rate.

            2.3 REPAYMENT OF ADVANCES

            (A) Borrower may repay an Adjusted LIBO Rate Advance or portion thereof on the last day of the relevant Interest Period, provided, that (i) Borrower shall provide Bank with one (1) Working Day's prior written notice of its intent to so repay, and (ii) Borrower shall pay to Bank the amount repaid together with accrued interest to the date of such payment on the amount repaid. In the event Borrower for any reason repays any Adjusted LIBO Rate Advance on the day which is not the end of an Interest Period, Borrower shall, upon written demand by Bank, pay to Bank the Repayment Indemnity with respect to such repayment.

            (B) Provided no Event of Default occurs hereunder, all Direct Advances shall be payable not later than (90) days after such Direct Advance is made; provided, however, that no Direct Advance shall extend beyond the Maturity Date. All Advances arising from payments under Letters of Credit or Bankers' Acceptances, together with accrued and unpaid interest thereon, shall be due and payable as provided in Section 2.7 and 2.8 hereof, respectively.

            (C) Whenever any payment to be made hereunder or under any note issued hereunder shall be stated to be due on other than a Business Day or, as to Adjusted LIBO Rate Advances, a Working Day, such payment may be made on the next succeeding Business Day or Working Day, as applicable, unless such Business Day or Working Day, as applicable, falls in the next succeeding month, in which case, such payment shall be made on the next preceding Business Day or Working Day, as applicable. Any such alteration of time shall, in such case, be included in the computation of payment of interest. All payments (including prepayments) made by Borrower on account of principal of or interest on the Advances hereunder shall be made without set-off or counterclaim and shall be made prior to 3:00 p.m. (New York City time) on the date such payment is due, to Bank, in each case in lawful money of the United States of America and in immediately available funds. The failure of Borrower to make any such payment by 3:00 p.m. (New York City time) on such due date shall not constitute a Default or Event of Default hereunder, provided that such payment is made on such due date, but any such payment received by Bank on any Business Day after 3:00 p.m. (New York City time) shall be deemed to have been received on the immediately succeeding Business Day or Working Day, as applicable, for the purpose of calculating any interest payable in respect thereof.

            (D) Bank shall have the right in its discretion to charge any principal and/or interest or other sum due by Borrower to Bank, to any checking, other deposit or loan account of Borrower or with Bank or to apply any proceeds received by it against payment of same. In the event that the amount so charged shall create an overdraft, Borrower hereby agrees to pay to Bank the fees associated with overdraft until the overdraft is satisfied in full. During any time in which an overdraft is created and outstanding, the Facilities shall be deemed to be in default (and shall bear interest at the default rate set forth in Section 9.7) and Bank shall not be required to honor any checks drawn on or transfers from such deposit account nor shall it be required to notify Borrower of the existence of any overdraft before dishonoring any such checks or transfers, and to the extent permitted by law, Borrower waives any rights and claims they may have against Bank for wrongful dishonor, interference with contract, wrongful interruption of the Borrower's businesses or similar claim, counterclaim or causes of action arising due to Bank's failure to honor such checks. The creation of any overdrafts shall not be deemed to be a payment hereunder or under any note evidencing the Obligations or a waiver by Bank of any Event of Default hereunder and nothing herein shall obligate Bank to create any such overdraft.

            (E) All outstanding Advances, together with all accrued and unpaid interest thereon, and all unpaid fees shall be due and payable in full on the Maturity Date.

            2.4 FEES If from time to time Bank, in accordance with its rights hereunder, examines or inspects the books and records of Borrower, Borrower shall upon the demand of Bank pay to Bank any reasonable out-of-pocket expenses incurred by Bank in connection with such field examination, including but not limited to travel expenses incurred by Bank in connection therewith.

            2.5 PREPAYMENT If on any day the sum of the aggregate outstanding principal balance of the Advances under Section 2.1 plus the Letter of Credit Obligations and Bankers Acceptance Obligations hereof shall exceed the Maximum Amount on such day or the other limitations set forth in Section 2.1, Borrower shall, on such day, prepay such Advances by an amount equal to such excess together with the Repayment Indemnity, if any. In the event that the aggregate amount of Advances (together with accrued and unpaid interest thereon) shall exceed the Direct Advance Sublimit, Borrower shall repay the amount of such excess to Bank, together with any Repayment Indemnity payable in connection with the repayment of any Advances other then at the end of the Applicable Interest Period. The failure to make any such payment shall be an Event of Default.

            2.6 PROCEDURES FOR ADVANCES Borrower shall provide Bank with at least three (3) Working Day's oral notice of any requested Adjusted LIBO Rate Advance, specifying the Borrowing Date and amount, which oral notice shall be promptly confirmed in writing by Borrower (provided, however, Bank may rely and act upon telephonic notice whether or not such written confirmation is ultimately received). Bank shall, on or after 1:00 P.M. (New Jersey time) of the Borrowing Date, make the amount of the requested Advance available to Borrower, provided all conditions precedent to such Advance have been met or satisfied. Each requested Adjusted LIBO Rate Advance hereunder for less than the full amount available under the Direct Advance Sublimit shall be in the minimum amount of [$50,000.00] or any multiple thereof. In the event that any requested Direct Advance is, itself or in the aggregate with all then outstanding Direct Advances, in excess of the Direct Advance Sublimit, the Borrower shall, at the time that it requests such Direct Advance, deliver to the Bank such Cash Collateral as is necessary in the Bank's discretion to ensure that the amount of any Overage Obligations or Cash Secured Advances, including without limitation the execution, of such pledge or similar agreements as are necessary and the delivery of any documents of assignment and/or transfer as are necessary to properly perfect the Bank's security interests in such Cash Collateral.

            2.7 PROCEDURES FOR LETTERS OF CREDIT

            (A) Issuance of Letters of Credit. Within the Maximum Amount, until the Maturity Date, and provided that no Default or Event of Default shall have occurred and be continuing or would result from the issuance of a Letter of Credit and subject to the limitations of Section 2.1, Bank may issue Letters of Credit for the account of Borrower on the terms hereinafter set forth. No Letter of Credit shall have a term beyond 120 days and in any event no Letter of Credit shall extend beyond the Maturity Date. Each of the Letters of Credit shall be issued in a form satisfactory to Bank and pursuant to a Letter of Credit Agreement duly executed by Borrower. The terms and conditions of the Letter of Credit Agreement(s) are hereby incorporated herein by reference as if fully set forth at length. Borrower shall pay to Bank any and all fees imposed by Bank in connection with the issuance of Letters of Credit. Bank's current fee schedule for Letters of Credit is attached hereto as Schedule 2.7(a); such Schedule is subject to change without notice.

            (B) Payments under Letters of Credit and Reimbursement by Borrower. In the event of a drawing under any Letter of Credit and payment by Bank, Borrower shall immediately either (i) reimburse Bank therefor, together with any fees in connection therewith, which may be made by a charge against any of the Obligors' accounts with the Bank or (ii) request the creation of a Banker's Acceptance. If Borrower shall not so reimburse Bank as provided above, such failure shall be an Event of Default and Borrower shall pay to Bank interest on the amount of such payment from the date of such payment by Bank or the failure of Borrower to so reimburse Bank, as applicable, through and including the date of such reimbursement by Borrower at the Default Rate computed on the basis of the actual number of days elapsed over a year of 360 days.

            (C) Letter of Credit Obligations Absolute. Borrower's obligations to make payments to Bank in order to reimburse payments by Bank on Letters of Credit as provided in Subsection 2.7(B) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Letter of Credit Agreement(s), under any and all circumstances whatsoever, and irrespective of:

                        (i) any lack of validity or enforceability of any Letter
            of Credit or any Loan Document, or any term or provision therein;

                        (ii) any amendment or waiver of or any consent to
            departure from all or any of the provisions of any Letter of Credit or any Loan Document to which Bank is not a party;

                        (iii) the existence of any claim, setoff, defense or
            other right that Borrower, any other party guaranteeing, or otherwise obligated with, Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, Bank or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                        (iv) any draft or other document presented under a
            Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                        (v) payment by Bank under a Letter of Credit against
            presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

                        (vi) any other act or omission to act or delay of any
            kind of Bank, or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this section, constitute a legal or equitable discharge of Borrower's obligations hereunder.

                  It is understood that Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notices or information to the contrary and, in making any payment under any Letter of Credit (i) Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any drafts presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals (but does not exceed) the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of Bank.

            (D) Outstanding Letter of Credit Obligations. In addition to the provisions of Section 2.7(B), upon an Event of Default, the full amount of all Letter of Credit Obligations shall be deemed to increase the principal amount deemed outstanding under the Facilities (and any unpaid interest thereon and on unpaid letter of credit fees shall be deemed principal on the Facilities, provide that no interest shall be charged on the amount of the Letters of Credit unless and until such Letters of Credit are drawn upon) for purposes of (x) distribution of payments hereunder and (y) application of proceeds; provided, however, if any such Letter of Credit thereafter expires without being drawn upon, the amount thereof shall reduce the principal amount deemed outstanding under the Facilities (as previously increased pursuant to this subsection (D)) and the distributions of payments and proceeds to Bank shall be adjusted accordingly.

            2.8 BANKERS' ACCEPTANCES. Until the Maturity Date, and provided that no Event of Default or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or would result from the creation of any Bankers' Acceptance and subject to the limitations of Section 2.1 (a), if requested by Borrower, Bank shall issue Bankers' Acceptances drawn under sight Letters of Credit as provided in Section 2.7(B) hereof. The Bankers' Acceptances shall be discounted by Bank at the applicable BADR. The Bankers' Acceptances shall have maturities of thirty (30), sixty (60), ninety (90) or one hundred twenty (120) days. Each Bankers' Acceptance shall be created in accordance with and governed by the Bankers' Acceptance Agreement entered into simultaneously herewith between Bank and Borrower. The terms and conditions of such Bankers' Acceptance Agreement are hereby incorporated herein by reference as if fully set forth at length. Borrower shall pay to Bank any and all fees imposed by Bank in connection with Bank's creation of Bankers' Acceptances. The commission fee for each Bankers' Acceptance shall be in accordance with the fee schedule attached hereto as
Schedule 2.8, subject to increases in proportion to any and all increases in Bank's standard commission fees for bankers' acceptances.

            2.9 PAYMENTS UNDER BANKERS' ACCEPTANCES AND REIMBURSEMENT BY BORROWER. In connection with Bankers' Acceptances, Borrower shall pay (and hereby unconditionally promises to pay) to Bank on the maturity date of the draft (including renewals), the original principal amount prior to discount and any commission fees of the Bankers' Acceptances. Such payments may be effectuated by a Direct Advance under the Revolving Facility. In the event that there shall not be sufficient availability under the Revolving Facility to effect such payment, Borrower shall reimburse Bank in cash or via charge to any of the Obligors' accounts with the Bank for such Bankers' Acceptances. In the event that the Borrower shall not so reimburse the Bank, such failure to pay shall constitute an Event of Default and Borrower shall pay to Bank interest on the amount of such payment from the date of such payment by Bank through and including the date of such reimbursement by Borrower at the Default Rate computed on the basis of the actual number of days elapsed over a year of 360 days.

            2.10 OUTSTANDING BANKERS' ACCEPTANCE OBLIGATIONS. Upon the occurrence and during the continuance of an Event of Default, the full amount of all Bankers' Acceptance Obligations shall be deemed to increase the principal amount of the Facilities (and, to the extent permitted by law, any unpaid commission fee(s) with respect to any Bankers' Acceptances shall be deemed to be principal on the Facilities) for purposes of application of proceeds pursuant to
Section 9.3 hereof.

            2.11 BANKERS' ACCEPTANCE REGULATION CHANGES. Without limitation of any other provision hereof, if for any reason beyond the control of Bank, Bank is required to maintain reserves against Bankers' Acceptance liabilities under Regulation D of the Board of Governors (or any other regulation) of the Federal Reserve System in effect from time to time, Borrower shall, upon demand by Bank, pay to Bank additional amounts sufficient to indemnify and reimburse Bank against any such reasonable additional costs incurred by Bank (including, but not limited to, costs resulting from such reserve requirements) in connection with such Bankers' Acceptance liabilities.

            2.12 BANKER'S ACCEPTANCE DECLARED INELIGIBLE. In the event that any Bankers' Acceptance is declared ineligible for discount by the Federal Reserve, Borrower, at Bank's request, shall (x) repay to Bank the original amount of such Bankers' Acceptance at maturity or sooner as required by law and (y) pay to Bank any additional amounts sufficient to reimburse Bank for reasonable additional costs incurred by it in connection with such Bankers' Acceptance.

            2.13 FOREIGN EXCHANGE CONTRACTS. Until the Maturity Date, and provided that no Event of Default or an event which with the giving of notice or the passage of time, both, would constitute an Event of Default, shall have occurred and be continuing or would result from the purchase of any Foreign Exchange Contract, Bank, at the request of Borrower, may enter into, for the account of the Borrower, Foreign Exchange Contracts in an aggregate amount at any one time not to exceed the U.S. dollar equivalent of $250,000; provided further that Bank's purchase of Foreign Exchange Contracts shall be: (x) subject to the limitations of Section 2.1(a) and the Foreign Exchange Contract Facility;
(y) subject to a maximum daily settlement limit of ten percent (10%) of the maximum amount permitted for Foreign Exchange Contracts for the applicable loan year (i.e., $25,000 daily settlement limit); and (z) created for the purpose of purchasing Inventory and not for currency speculation purposes. Upon the maturity of any Foreign Exchange Contract, Borrower shall immediately reimburse Bank for any and all amounts payable by Bank under such Foreign Exchange Contract.

            2.14 USE OF PROCEEDS The proceeds of the Revolving Facility shall be used by Borrower: (i) for short term working capital; and (ii) for Letters of Credit and Bankers' Acceptances, subject to the terms and conditions hereof. The proceeds of the Foreign Exchange Facility shall be used by Borrower for Foreign Exchange Contracts, subject to the terms and conditions hereof.

            2.15 CONDITIONS TO INITIAL ADVANCE The obligation of Bank to execute this Agreement and to make the initial Advance or other financial accommodations hereunder is subject to the satisfaction of the following conditions precedent:

            (A) Documents. Bank shall have received the duly executed Revolving Note, not less than four (4) copies of this Agreement and the duly executed Guaranty and all other Loan Documents, each executed on behalf of the applicable Obligors and/or by its duly authorized officers.

            (B) Deliveries by Borrower. Obligors shall have delivered or caused to be delivered to Bank or Bank shall have received, the following items, which shall be in form and substance reasonably satisfactory to Bank and its counsel:

                        (i) Legal Opinion of Counsel to Borrower. Opinion of
            Bondy & Schloss LLP, counsel to Obligors, dated the date hereof and addressed to Bank, substantially in the form of Exhibit D hereto.

                        (ii) Corporate Proceedings. Resolutions of the Boards of
            Directors of Obligors and the respective Shareholders of the Guarantors certified on the date hereof by the Secretary or an Assistant Secretary of Borrower and Guarantor authorizing: (a) the execution, delivery and performance of this

            Agreement, and all of the other Loan Documents to which it is a party; (b) the consummation of the transactions contemplated hereby and thereby; and (c) the borrowings and other matters contemplated in the Loan Documents. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate and are in full force and effect as of the Closing Date.

                        (iii) Incumbency Certificate. A certificate of the
            Secretary or an Assistant Secretary of Borrower and Guarantors, dated the date hereof, as to the incumbency and signature of the officers executing each of the Loan Documents and any other document to be delivered pursuant to any of such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                        (iv) Officer's Certificate. A certificate of each of
            Borrower and Guarantors signed by its president or chief financial officer stating that to the best of his knowledge after diligent investigation: (a) as of the date hereof and giving effect to such Advance, Letter of Credit, Bankers' Acceptance or Foreign Exchange Contract hereunder no Default or Event of Default exists hereunder; and (b) all of Obligors' representations and warranties contained in this Agreement and the other Loan Documents are presently true and correct in all material respects.

                        (v) Consents, Licenses, Approvals, etc. Copies of all
            consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Revolving Note and the other Loan Documents, and such consents, licenses and approvals shall be in full force and effect and be reasonably satisfactory in form and substance to Bank and its counsel.

                        (vi) Searches. Copies, in form and substance reasonably
            satisfactory to Bank, of written or other advice relating to such corporate status, financing statement, tax lien and judgment searches as Bank may reasonably require.

                        (vii) Absence of Liens. Proof satisfactory to Bank in
            its discretion that there are no liens, charges, pledges, mortgages or security interests encumbering the assets of the Obligors.

                        (viii) Landlords' Waivers. Landlords' waivers in the
            form of Exhibit E annexed hereto, for each location where any of the Collateral is located.

                        (ix) Other Documents. All other documents provided for
            herein or which Bank may request or require.

                        (x) Additional Information. Such additional information
            and materials which Bank shall have reasonably requested.

                        (xi) Supporting Documents. On or before the date hereof,
            (a) a copy of the Certificates of Incorporation of Borrower and Guarantors, certified by the Secretary of State of Delaware; (b) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of each of Borrower and Guarantors and attaching the charter documents of Borrower and Guarantors on file in the office of such Secretary of State; and (c) a certificate of the Secretary or an Assistant Secretary of each of Borrower and Guarantors dated the Closing Date and certifying with respect to each Obligor (i) that attached thereto is a true and complete copy of the By-laws of such Obligor as in effect on the date of such certification, and (ii) that the Certificate of Incorporation of each of Borrower and Guarantors has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (A) above.

                        (xii) Fees/Costs/Taxes. Obligors shall have paid (i) all
            of the reasonable fees and expenses of Bank's counsel which are occasioned in connection with the preparation of this Agreement and all other Loan Documents and the closing of the transactions contemplated hereby and thereby and (ii) the Facility Fee of $12,500 and all filing and recording fees and taxes.

                        (xiii) Insurance. Evidence of the insurance required to
            be in effect as set forth in this Agreement.

            2.16 CONDITIONS TO ALL ADVANCES The obligation of Bank to make any Advance, issue any Letter of Credit or Banker's Acceptance or enter into any Foreign Exchange Contract is subject to fulfillment of the following additional conditions precedent, to the reasonable satisfaction of Bank and counsel to
Bank:

            (A) Representations and Warranties. The representations and warranties made by Obligors herein or in any other of the Loan Documents or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith shall be correct in all material respects on and as of the date of each Advance, issuance of each Letter of Credit or Bankers' Acceptance, entering into each Foreign Exchange Contract, after giving effect to such Advance or issuance of Letters of Credit, or Bankers' Acceptance or Foreign Exchange Contract, as if made on and as of such date.

            (B) No Default. No Event of Default has occurred, and no Default has arisen and is continuing on the date the Advance is to be made, Letter of Credit or Banker's Acceptance or Foreign Exchange Contract is to be entered is to be issued, after giving effect to such Advance, Letter of Credit, Bankers' Acceptance or Foreign Exchange Contract.

            (C) Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other Person or any other legal or administrative proceeding shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated by this Agreement, or (ii) seeks damages in connection therewith and which, in the reasonable judgment of Bank, (x) involves a significant risk of a preliminary or permanent injunction or other order by a state or federal court which would prevent, or require rescission of, the transactions contemplated by this Agreement, or (y) in the case of any action or proceeding which seeks monetary damages involves a significant risk of resulting in substantial financial liability to Borrower or Guarantor and/or Bank.

            (D) Material Adverse Change. No event shall have occurred since the date of the most recent consolidated financial statements of Borrower furnished to Bank which resulted in a Material Adverse Change of Borrower or Guarantor or had a Material Adverse Effect on Borrower or Guarantor.

            (E) Legal Matters. All legal matters incident to the making of the Facilities available to Borrower shall be satisfactory to counsel to Bank, in the reasonable exercise of its judgment.

            2.17 REGULATORY CAPITAL REQUIREMENTS If any existing or future law or regulation or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, results in any increases after the date hereof in any capital maintenance, capital ratio or similar requirement against credit commitments made by Bank hereunder and the result thereof is to impose upon Bank or increase any capital requirement applicable to Bank as a result of the making or maintenance of making credit available hereunder (which imposition of or increase in capital requirement may be determined by Bank's reasonable allocation of the aggregate of such capital impositions or increases) then, upon demand by Bank, Obligors shall immediately pay to Bank from time to time as specified by Bank a fee which shall be sufficient to compensate Bank for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in this Agreement with respect to fees and charges not paid when due. A certificate setting forth in reasonable detail the amount necessary to compensate Bank as a result of an imposition of or increase in capital requirements submitted by Bank to Borrower shall be conclusive, absent manifest error or bad faith, as to the amount thereof. For purposes of this Section 2.17 in calculating the amount necessary to compensate for any imposition of or increase in capital requirements, Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen percent (15%) per annum.

            2.18 EXCESS ADVANCES In the event Bank shall extend credit hereunder in an amount in excess of the Maximum Amount and/or the limits of the Foreign Exchange Facility or if Borrower should directly or indirectly become indebted to Bank in an amount which, together with all Obligations extended pursuant to this Agreement, is in excess of the

Maximum Amount and/or the limits of the Foreign Exchange Facility, such Advances or such Indebtedness (including, without limitation, any Letter of Credit Obligations, Bankers' Acceptance Obligations and Foreign Exchange Contract Obligations) shall nevertheless be covered by the terms of this Agreement and the other Loan Documents.

            2.19 REQUIREMENTS OF LAW If, after the date hereof, the adoption of any law, regulation, treaty, or directive or any change therein or in the interpretation or application thereof or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

            (A) does or shall subject Bank to any tax of any kind whatsoever with respect to this Agreement, any Advances or the Facilities, or change the basis of taxation of payments to Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on Bank);

            (B) does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank which are not otherwise included in the determination of the Adjusted LIBO Rate;

            (C) has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy); or

            (D) does or shall impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining advances or extensions of credit to Borrower or to reduce any amount receivable from Borrower thereunder or to reduce the rate of return on Bank's capital, then, in any such case, Borrower shall promptly pay to Bank, upon its demand, any additional amounts necessary to compensate Bank for such additional cost or reduced amount receivable or reduced rate of return which Bank deems to be material, as determined by Bank, with respect to this Agreement, any Advances or the other Facilities. If Bank becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by Bank to Borrower shall be conclusive in the absence of manifest error.

            2.20 SALE, ASSIGNMENT OR PARTICIPATIONS Bank may from time to time sell or assign, in whole or in part, or grant participations in some or all of the Loan Documents and/or the obligations evidenced thereby. The holder of any such sale, assignment or participation, if the applicable agreement between Bank and such holder so provides, (i) shall be entitled to all of the rights, obligations and benefits of Bank, and (ii) shall be deemed to hold and may exercise the rights of setoff or banker's lien with respect to any and all obligations of such holder to Borrower, in each case as fully as though Borrower were directly indebted to such holder. Bank may, in its discretion, give notice to Borrower of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Bank's or such holder's rights hereunder. Borrower does hereby authorize Bank to provide information concerning the Borrower to any prospective purchaser, assignee or participant. The information provided may include, but is not limited to, amounts, terms, balances, payment history, return item history and any financial or other information about Borrower. Obligors, jointly and severally, agree to indemnify, defend, release Bank, and hold Bank harmless, at Borrower's cost and expense, from and against any and all lawsuits, claims, actions, proceedings, or suits against Bank or against Borrower, Guarantors and Bank, arising out of or relating to Bank's reporting or disclosure of such information.

                                      III

                                   COLLATERAL

            3.1 CROSS COLLATERAL All of the Collateral heretofore, herein or hereafter given or assigned to Bank hereunder or in any other Loan Document shall secure payment of all Obligations of Borrower and Guarantor to Bank.

            3.2 ACCOUNTS RECEIVABLE Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in all Accounts, as defined herein, presently owned by Borrower or Guarantors or hereafter acquired.

            3.3 INVENTORY Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in all of its Inventory, as defined herein, whether presently owned by Obligors or hereafter acquired and wherever located.

            3.4 GENERAL INTANGIBLES Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in all of its General Intangibles, whether presently owned by the Obligors or hereafter acquired.

            3.5 DEPOSIT ACCOUNTS Each of the Obligors hereby creates in favor of Bank, hereby assigns to Bank and hereby grants to Bank a security interest in the balance of every deposit account, now or hereafter existing, of the Obligors with Bank or any other institution, and all money, Instruments, securities, documents, Chattel Paper, credits, claims, and other property of the Obligors now or hereafter in the possession or custody of Bank or any of its agents or any other institution.

            3.6 CHATTEL PAPER Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in all of its Chattel Paper, whether presently owned by the Obligors or hereafter acquired, including but not limited to all such Chattel Paper now or hereafter left in the possession of Bank for any purpose, further including but not limited to for collection.

            3.7 INSTRUMENTS Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in all of its Instruments, whether presently owned by the Obligors or hereafter acquired, including but not limited to all such Instruments now or hereafter left in the possession of Bank for any purpose, including but not limited to for collection.

            3.8 DOCUMENTS Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in all of its Documents, whether presently owned by its or hereafter acquired, including but not limited to all such Documents now or hereafter left in the possession of Bank for any purpose.

            3.9 EQUIPMENT. Each of the Obligors hereby grants to Bank a security interest in all of its Equipment, whether now owned or hereafter acquired, and whenever located.

            3.10 PROCEEDS AND RECORDS Each of the Obligors hereby creates in favor of Bank and hereby grants to Bank a security interest in (A) all books and records, including, without limitation, customer lists, credit files, computer programs, print-outs and other computer materials and records of each of the Obligors pertaining to all of the Collateral; and (B) all of the products and proceeds of all of the foregoing Collateral (including all proceeds of insurance policies covering the Collateral); as well as all accessions, additions, substitutions, replacements and increments as to the assets in (A) and (B).

            3.11 CONTINUING PERFECTION Each of the Obligors will perform any and all steps requested by Bank to create and maintain in Bank's favor a first and exclusive and valid lien on or security interest in the Collateral or pledges of Collateral, including, without limitation, the execution, delivery, filing and recording of financing statements and continuation statements, supplemental security agreements, notes and any other documents necessary, in the opinion of Bank, to protect its interest in the Collateral. Bank and its designated officer are hereby irrevocably appointed each Obligor's (as applicable) attorney-in-fact to do all acts and things which Bank may deem necessary to perfect and continue perfected the security interests and Liens provided for in this Agreement and the other Loan Documents, including, but not limited to, executing financing statements on behalf of Borrower or Guarantors (as applicable).

            3.12. OBLIGORS' GRANTS. Notwithstanding anything to the contrary herein, it is the expressed intention of the Obligors and the Bank that the grants of security interests and liens by the Obligors to the Bank is intended to cover and encumber all of the assets of the Obligors, whether the same are owned jointly among one or more Obligors or all are owned severally, whether same are now owned or hereafter acquired, and wherever same may be located and each Obligor hereby creates in favor of Bank and hereby grants a security interest in all of their respective assets now owned or hereafter acquired including, without limitation, all assets specifically described in this Article III.

                                       IV

                                   [RESERVED]

                                        V

                         REPRESENTATIONS AND WARRANTIES

            To induce Bank to enter into this Agreement and to make Advances and other financial accommodations hereunder, each of the Obligors represents and warrants to Bank that:

            5.1 GOOD STANDING Schedule 5.1 sets forth:

            (A) the jurisdiction of each Obligor's incorporation and in which it is in good standing;

            (B) all other jurisdictions in which each Obligor is authorized to transact business and all of which it is in good standing;

            (C) any prior changes in the structure of each Obligor, such as mergers, consolidations and the like;

            (D) any prior name changes of each Obligor;

            (E) all trade names or trade styles under which each Obligor conducts business or issue invoices; and

            (F) all Subsidiaries and Affiliates of each Obligor and the percentage of stock or other ownership interest thereof owned by Borrower.

            5.2 CORPORATE AUTHORITY Each Obligor has the requisite power and authority to own its property and to carry on its businesses as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure so to do would have a Material Adverse Effect on such Obligor. Each Obligor has the corporate power to execute, deliver and carry out this Agreement and all other Loan Documents to which it is a party, its Board of Directors has duly authorized and approved the terms of the Loan described herein and the taking of any and all action contemplated herein and therein, and this Agreement and all other Loan Documents to which such Obligor is a party constitutes the valid and binding obligations of such Obligor, enforceable against it in accordance with their terms. No consent or approval of, or exemption by, shareholders, any Governmental Body or any other Person is required to authorize, or is otherwise required in connection with the execution, delivery and performance of, the Loan Documents to which such Obligor is a party, or is required as a condition to the validity or enforceability of the Loan Documents to which such Obligor is a party.

            5.3 COMPLIANCE WITH LAW (A) Each Obligor is in compliance with all laws, rules and regulations to which it is subject and has all licenses, certificates, permits and franchises and other governmental authorization necessary to own its properties and to conduct its businesses.

                  (B) The execution of this Agreement and each other Loan Document, and the performance by each of the Obligors of its obligations hereunder and thereunder, do not violate any existing law or regulation or any writ or decree of any court or Governmental Body or the charter or by-laws of Borrower or Guarantors or any agreement or undertaking to which such Obligor is a party or by which it is bound.

            5.4 NO LITIGATION There are no judgments against the Obligors and no litigation or administrative proceeding before any Governmental Body is presently pending, or to the knowledge of any Obligor, threatened, against any Obligor or any of their respective property.

            5.5 NO FINANCIAL CHANGE There has been no Material Adverse Change in the condition of the Obligors since their last consolidated financial statements and reports furnished to Bank and the information contained in said statements and reports is true and correctly reflects the financial condition of the Obligors as of the dates of the statements and reports, and such statements and reports have been prepared in accordance with GAAP and do not contain any material misstatement of fact or omit to state any facts necessary to make the statements contained therein not misleading.

            5.6 TAX COMPLIANCE Each of the Obligors has filed, or caused to be filed, all tax returns required to be filed and has paid all taxes shown to be due and payable on said return or on any assessment made against it.

            5.7 GOOD TITLE AND ABSENCE OF LIENS Each of the Obligors has good and marketable title to all of its properties and assets, real, personal and mixed, and none of said properties or assets is subject to any Lien, except for Permitted Encumbrances.

            5.8 PLACE OF RECORDS, CHIEF EXECUTIVE OFFICE, INVENTORY AND OTHER COLLATERAL (A) Each of the Obligors' chief executive offices, and the offices where it keeps its records concerning any Accounts, and all locations of their Inventory, and all other business locations of the Obligors are presently at the locations set forth on Schedule 5.8.

            (B) Except as set forth on Schedule 5.8, within four (4) months of the date of this Agreement, none of Obligors' assets have been moved from any jurisdiction or other locations than the present locations of assets set forth on Schedule 5.8 under item (A)(V) except for Inventory purchased by an Obligor (as applicable) in the ordinary course of business from persons or entities customarily selling such Inventory.

            (C) As of the date hereof no Inventory is now, except as set forth on Schedule 5.8, stored with a bailee, warehouseman or similar party.

            (D) As of the date of this Agreement, Obligors do not hold any Goods belonging to third parties or in which other parties have an interest, including any Goods sold on a bill and hold basis, except as set forth on Schedule 5.8.

            (E) None of the Obligors presently purchases or otherwise holds Goods on a consignment basis except as set forth on Schedule 5.8.

            (F) Except as set forth on Schedule 5.8 none of the Obligors' Inventory is of a nature that contains any labels, trademarks, trade names, or other identifying characteristics which are the properties of third parties, and the use of which by such Obligor is in violation of the rights of such third parties or under license, royalty or similar agreements with any third parties.

            (G) Except as set forth on Schedule 5.8 no persons hold any Goods of any Obligor.

            (H) Except as set forth on Schedule 5.8, none of the Obligors has purchased any Inventory except in the ordinary course of business for value and from persons customarily in the business of selling such Inventory.

            (I) Except as set forth on Schedule 5.8, none of the Obligors holds any Instrument or Chattel Paper connected with any Account.

            (J) Except as set forth on Schedule 5.8, none of the Obligors owns any trademarks, trade names, patents or copyrights.

            (K) No surety bonds have been issued on behalf of any Obligor with respect to any contracts or purchase orders out of which Accounts Receivable have arisen or are expected to arise.

            5.9 WARRANTIES AS TO ACCOUNTS Each of the Obligors warrants that as to all Accounts reported to Bank: (A) each Account is a valid subsisting Account as defined herein; (B) each Account represents a bona fide performed transaction; (C) the amount shown on such Obligor's books and on any invoice or statement delivered to Bank is owing to such Obligor; (D) no partial payment has been made; (E) no set-off or counterclaim exists as to any such Account and no agreement has been made under which any deductions or discount may be claimed except regular discounts in the usual course of business, but only if disclosed on the face of the invoice; (F) the Account Debtor has not disputed the Account or otherwise asserted any defense, set-off or counterclaim; (G) that to the extent required by law such Obligor is authorized to do business and in good standing in any state in which any such Account must be enforced; (H) all agings of Accounts submitted to Bank are true and accurate; and (I) no surety bond was required or given on behalf of such Obligor in connection with any contracts or purchase orders under which the Account arose.

            5.10 ERISA (A) No Reportable Event or unfunded deficiencies or failure of compliance with ERISA or the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any Plan; and (B) the Obligors have complied with the provisions of ERISA and the Internal Revenue Code of 1986, as amended, with respect to each Plan.

            5.11 LICENSES, PERMITS AND LAWS Each of the Obligors holds all necessary licenses and permits for the operation of its businesses, including all permits required under Environmental Laws and each such Obligor has complied with all laws, rules and regulations applicable to its businesses, including but not limited to the Fair Labor Standards Act, 29 U.S.C. ss. 215(a)(1). All such licenses and permits are in good standing and are not under any outstanding citation issued by any governmental authority, and no litigation has been instituted nor (to the best knowledge of Borrower) have any claims been made by any third parties relating to the licenses and permits issued by any Governmental Body for the operation of their businesses, and no such citation, litigation or claim, to the best knowledge of the Obligors is contemplated by any Governmental Body or any third persons nor, to the best knowledge of Borrower or Guarantor, does there exist any basis for any such citation, litigation or claim by any of the authorities or any Person.

            5.12 ENVIRONMENTAL STATUS As to all properties owned, leased or operated by any Obligor and to all operations of its businesses:

            (A) there is no pending or threatened proceeding affecting such Obligor with respect to any Environmental Law;

            (B) such Obligor has not been identified as a responsible or potentially responsible party under CERCLA or any other Environmental Laws nor received notification that any hazardous substance or contaminant has been found at any site;

            (C) none of such properties are listed or proposed for listing on the National Properties List under CERCLA;

            (D) no Hazardous Substance or Hazardous Waste (as such term is defined in any Environmental Laws) have been disposed of or otherwise released or discharged on such properties;

            (E) no underground storage tanks exist on the properties and any removal of any such tanks from the properties was undertaken in compliance with the Underground Storage Tank Act; and

            (F) no friable asbestos, or any substance containing asbestos or PCB's have been installed in or exists on such properties.

            5.13 REAFFIRMATION Each and every request for an Advance and other extensions of credit hereunder shall be deemed as an affirmation by each of the Obligors that no

Default nor Event of Default exists hereunder and that the representations and warranties contained in this Article V are true and accurate as of the date of each such request (notwithstanding that some of the terms hereof speak as of the date of this Agreement) is in compliance with all applicable laws, rules and regulations.

            5.14 PROCEEDS OF FACILITIES None of the Obligors is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Facilities will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Body, including without limitation the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended. None of the Obligors represents that the proceeds of the Facilities provided for herein shall be used in manner set forth in Section 2.14 hereof. No proceeds of any loan or other financial accommodations hereunder shall be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            5.15 NO SUBSIDIARIES. Borrower has no Affiliates or Subsidiaries as of the date hereof other than Guarantors, and Guarantors have no Subsidiaries or Affiliates other than Borrower.

            5.16 SOLVENCY The fair value of the business and assets of Borrower and Guarantors will be in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom. Borrower and Guarantors, after giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom, will not be engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has an unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, as adopted in the State of New Jersey and Section 548 of the Federal Bankruptcy Code), and none of the Borrower and Guarantors has any intent to (A) hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or (B) to incur debts that would be beyond its ability to pay as they mature.

            5.17 NO DEFAULT None of the Obligors is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            5.18 FULL DISCLOSURE Neither this Agreement nor any other Loan Document or certificate, written statement or other document furnished to Bank, or to any appraiser or engineer employed or engaged by Bank, by or, to the knowledge of any Obligor, on behalf of any Obligor in connection with the transactions contemplated by this Agreement and the other Loan Documents, contains any untrue statement of a material fact or omits to state a

                               [MISSING FOLIO 34]

                                       VI

                              AFFIRMATIVE COVENANTS

      6.1 AUDIT AND OTHER REPORTS (A) The Obligors agree that within ninety (90) days of the close of each fiscal year, they will furnish Bank with a detailed report of audit, including a balance sheet, statements of financial condition, profit and loss statement, income and cash flow statement, reconciliation of net worth, notes to financial statements, all calculated on a consolidated basis and certified on an unqualified basis, by an independent certified public accountant satisfactory to Bank; (B) the Obligors will also furnish within sixty (60) days of the close of each fiscal quarter, quarterly financial statements internally prepared by management of the Borrower, all calculated on a consolidated basis and prepared in a format acceptable to Bank; (C) Simultaneously with the submission of the statements required under subsections (A) and (B) above, the Obligors shall cause to be submitted to Bank a certificate of the Obligor's accountants (as to its year-end statements) and Obligors' respective chief financial officers in the form of Exhibit E annexed hereto (i) certifying the financial information as true, correct and complete, (ii) certifying that all representations and warranties set forth in the Loan Documents are true and correct, (iii) setting forth the calculations of the financial tests described in Section 7.2 hereof and attesting that none of the covenants set forth in this Agreement have been breached and (iv) certifying that no event has occurred which, with the passage of time and/or giving of notice, would constitute a Default or Event of Default; (D) the Obligors shall notify Bank promptly, but no later than five (5) days after a responsible officer of each Obligor shall become aware of the following events (i) a Reportable Event or "prohibited transaction" as such term is defined in ERISA, (ii) the occurrence of an event which, with the passage of time and/or giving of notice, would constitute a Default or Event of Default, (iii) the commencement of any proceeding or litigation or other event which, if adversely determined, would adversely affect any Obligor's financial condition or its ability to conduct business, (iv) changes in the executive management of the Obligors, and (v) the termination or threatened termination of or claim of breach by any Obligor of any material contract, agreement or obligation, or of any claim of patent infringement, a written notice specifying the existence thereof and the action Borrower is taking or proposes to take with respect thereto; (E) the Obligors will furnish to Bank prompt written notice if (i) any Indebtedness of any Obligors is declared or shall become due and payable prior to its stated maturity, or called and not paid when due or (ii) a default shall have occurred under any note or the holder of any such note, or other evidence of Indebtedness, certificate of security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of any Obligor has the right to declare any such Indebtedness due and payable prior to its stated maturity as a result of such default; (F) Obligors agree to furnish to Bank with reasonable promptness such other data and information concerning the Obligors as from time to time may be reasonably requested by Bank; (G) Obligors agree to furnish Bank within ninety (90) days after the close of each fiscal year, an unqualified management letter by an independent accounting firm acceptable to Bank; (H) submission to the Bank, as and when filed with the SEC, copies of Borrower's form 10-K, 10-Q, 8-K, as well as any registration statements and/or proxy statements filed with the SEC or any other state securities bureau or authority or any foreign securities authority; and (I) immediately upon receipt of same, furnish to the Bank prompt notice of any stop order or suspension of trading or any delisting (voluntary or involuntary) of Borrower's securities traded on the NASDAQ. All financial statements shall be prepared in accordance with GAAP.

            6.2 INSURANCE Obligors agree to keep all of the tangible Collateral assigned hereunder insured and obtain business interruption insurance, at their own cost and expense, for the benefit of Bank, and in such amounts, in such companies, and against such risks as may be acceptable to Bank, and deliver the policies evidencing such insurance to Bank. If any of the Obligors fail to take the action called for herein, Bank may, in its discretion obtain insurance covering Bank's interest in the Collateral and the amount of the premium for said insurance shall be added to the Obligations of the Obligors to Bank. All policies of insurance on the Collateral shall be in form and with insurers recognized as adequate by prudent business persons and all such policies shall be in such amounts as may be satisfactory to Bank. Each of the Obligors shall deliver to Bank the original (or certified copy) of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to Bank showing loss payable to Bank. Such endorsement or an independent instrument furnished to Bank, shall provide that the insurance companies will give Bank at least thirty
(30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of any Obligor or any other Person shall affect the right of Bank to recover under such policy or policies of insurance in case of loss or damage. The Obligors each hereby direct all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Bank. Each of the Obligors irrevocably makes, constitutes and appoints Bank (and all officers, employees or agents designated by Bank) as its true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance (provided that until an Event of Default exists, Bank shall consult with the applicable Obligors prior to finally making, settling or adjusting claims under such policies of insurance), endorsing the name of Borrower or Guarantors (as applicable); on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event any Obligor at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Bank, without waiving or releasing any obligation or default by Borrower or Guarantors (as applicable) hereunder, may (but shall be under no obligation to do so) at any time or times thereafter obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Bank deems advisable. All sums so disbursed by Bank, including reasonable attorneys' fees, court costs, expenses and other charges related thereto, shall be payable, on demand, by the Obligors to Bank and shall be additional Obligations hereunder secured by the Collateral. The Obligors also agree to at all times maintain insurance, both hazard and liability, against such risks and in such amounts as reasonably prudent to companies similarly situated as any applicable Obligors would maintain and to furnish to each Bank from time to time evidence that such insurance is in full force and effect.

            6.3 PAYMENT OF EXPENSES The Obligors will pay any and all expenses, including reasonable counsel fees and disbursements, filing and recording fees and taxes, and all other charges and expenses incurred or to be incurred by Bank in connection with the preparation and execution and recording of this Agreement and all other Loan Documents, and the Facilities made under this Agreement and all amendments and modifications hereto and in defending or prosecuting any actions or proceedings or otherwise enforcing any rights arising out of or relating to Bank's transactions with Borrower and Guarantors.

            6.4 [INTENTIONALLY OMITTED]

            6.5 LANDLORD'S WAIVER Borrower and Guarantors shall cause the landlord of all premises where any of the Collateral provided for herein may be located (including without limitation, any premises now or hereafter leased by Borrower or Guarantors) to execute and deliver to Bank a landlord's waiver in the form set forth on Exhibit F.

            6.6 GOOD WORKING CONDITION Each of Borrower and Guarantors shall maintain all of its property in good working condition, ordinary wear and tear excepted.

            6.7 REPORTS OF COLLATERAL Each of Borrower and Guarantors shall, on or before January 15, and July 15 of each year deliver to Bank an aging of its Accounts and report of its Inventory, and an aging of its accounts payable in such form as may be acceptable to Bank as to the preceding six (6) month period and, within twenty (20) days of the close of each month, deliver to Bank a duly completed accounts receivable reconciliation report in the form of Exhibit H annexed hereto.

            6.8 OBSERVANCE OF LEGAL REQUIREMENTS, LICENSES AND PERMITS AND PROTECTION OF COLLATERAL

            (A) Each Obligor shall comply with any and all laws, legislation, rules and regulations in effect as of the date hereof and subsequent hereto, including but not limited to all state, local and federal laws, legislation, rules and regulations relating to employee pension and benefit funds, the payment of taxes, assessments, and other governmental charges, zoning, and the use, occupancy, transfer or encumbering of the Collateral and all Environmental Laws, except with respect to the payment of taxes, assessments and other governmental charges, as such payments thereof shall be contested in good faith and by appropriate proceedings diligently conducted by Obligors, provided that adequate reserves shall have been maintained therefor. Each of the Obligors agrees to comply with all reasonable conditions required by Bank designed to protect Bank and the Collateral from the effect of all Environmental Laws, ERISA and such other laws, legislation, rules and regulations as are in, or may come into, effect and apply to a Borrower, Bank, the transactions contemplated hereby or the Collateral or any occupants or users thereof, whether as lessees, tenants, licensees or otherwise. Each of the Obligors agrees to pay any costs required to comply with any of the above conditions.

            (B) Each of the Obligors (as applicable) shall observe and comply in all material respects with all laws (including ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all

Governmental Bodies, which now or at any time hereafter may be applicable to each of the Obligors and the operation of its business.

            (C) Each of the Obligors will continue to hold all necessary licenses and permits for the operations of its business.

            (D) Each of the Obligors shall, in the event that any Lien shall be filed against its Collateral by any Governmental Body in connection with the discharge of hazardous substances or waste, either (i) pay such amounts necessary to discharge the Lien or (ii) furnish to such Governmental Body a bond, cash deposit or security necessary to discharge such Lien.

            (E) Each of the Obligors shall promptly clean up any hazardous substances or waste discharged without a proper permit therefor in accordance with Environmental Laws.

            (F) Each of the Obligors shall comply in all respects with the Securities Acts.

            6.9 INSPECTION Bank (by any of its officers, employees and agents) shall have the right, at any time or times during Obligors' usual business hours, to inspect the Collateral, all records related thereto, all financial records, and the premises upon which any of the Collateral is located, to make extracts from and/or audit such records, to discuss Obligors' affairs and finances with any Person (including without limitation, Obligors' officers and outside accountants) and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral or Obligors.

            6.10 COLLATERAL REQUIREMENTS Each Obligor will (A) furnish to Bank all original and other documents evidencing right to payment including but not limited to invoices, original orders, shipping and delivery receipts; (B) give Bank such financial statements, reports, lists of Account Debtors and other data concerning its Accounts, contracts and collections and the other Collateral, or any other matters which Bank may, from time to time specify; (C) permit Bank or its nominee to examine each Obligor's records at any time and to make extracts therefrom; (D) notify Bank immediately in writing if any of its Accounts arise out of contracts between any Obligor and the United States or any department, agency or instrumentality thereof, or any other governmental body and take all steps necessary to protect Bank under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances; (E) deliver to Bank, appropriately endorsed, any Instrument or Chattel Paper connected with any Account; (F) collect its Accounts in the ordinary course of business and prior to a Default sell its Inventory only in the ordinary course of business for value to buyers in the ordinary course of business; (G) not sell or transfer after a Default any of its Inventory; (H) keep accurate and complete records of its Account Equipment and Inventory; (I) promptly notify Bank in writing of any trademarks, trade names, patents or copyrights which it may hereafter own or obtain a license to use or under which it may issue invoices; and (J) maintain its Equipment in good working order and in accordance with the manufacturers' manuals therefor.

            6.11 CONTROL OF ACCOUNTS

            (A) Bank shall have the right at any time after an Event of Default to notify Account Debtors to make payments to Bank, to endorse all items of payment which may come into its hands payable to Borrower or Guarantors, to take control of any cash or non-cash proceeds of Accounts and of any returned or repossessed goods; to compromise, extend or renew any Account or deal with it as it may deem advisable, and to make exchanges, substitutions or surrenders of Collateral, to notify the postal authorities, to deliver all mail, correspondence or parcels addressed to Borrower or Guarantors to Bank at such address as Bank may choose.

            (B) Each of Borrower and Guarantor herewith appoints Bank or its designee as attorney-in-fact to endorse Borrower's or Guarantors' names (as applicable) on any checks, notes, acceptances, drafts or any other Instrument or document requiring said endorsement and to sign Borrower's names on any invoice or bills of lading relating to any Account, or drafts against its customers, or schedules or confirmatory assignment on Accounts, or notices of assignment, financing statements under the Uniform Commercial Code, and other public records, and in verification of Accounts and in notices to Account Debtors.

            (C) Bank shall have no obligation to preserve any rights against any Person obligated on any Account, Chattel Paper, Instrument or other item of Collateral.

            6.12 CHANGE OF LOCATIONS Each of Borrower and Guarantors will furnish Bank with at least ten (10) days prior written notice of any change in location of or addition to its chief executive office, the office where it keeps its records concerning its accounts, its location of Inventory, Equipment and other assets, and other business locations.

            6.13 DEPOSITORY RELATIONSHIPS Each of Borrower and Guarantors agrees to maintain at Bank its primary depository relationship, as well as all of its cash management accounts.

                                       VII

                               NEGATIVE COVENANTS

            7.1 LOANS, ADVANCES AND INVESTMENTS Each of Borrower and Guarantors will not, without prior written consent of Bank, make any loans or advances to or investment in any Person except for Investment Obligations and Permitted Advances not to exceed in the aggregate during any fiscal year $10,000 to any Person and $20,000 in the aggregate.

            7.2 FINANCIAL COVENANTS

            (A) Total Liabilities to Tangible Net Worth. Borrower and Guarantors will not allow their ratio of Total Liabilities to Tangible Net Worth (on a consolidated basis) to exceed:

                  from the Closing Date to March 31, 1998 - 1:00 to 1:00;

                  from April 1, 1998 through the Maturity Date - 1.25:1.00.

            (B) Tangible Net Worth. Borrower and Guarantors shall not permit their Tangible Net Worth (on a consolidated basis) to be less than the following amounts at the following times:

                  from the Closing Date to March 31, 1998 - $8,500,000; and

                  from April 1, 1998 through March 31, 1999 $9,500,000; and

                  from April 1, 1999 through the Maturity Date - $10,500,000.

            (C) Quick Ratio. Borrower and Guarantors shall not permit their Quick Ratio (on a consolidated basis) at any time to be less than 2.00 to 1.00.

            7.3 LIENS Neither Borrower nor Guarantors will allow or suffer any Lien to exist on any of its assets except for Permitted Encumbrances.

            7.4 LIMITATION ON INDEBTEDNESS Neither Borrower nor Guarantors will create, incur, assume or suffer to exist any Indebtedness, whether by direct borrowing or credit or by guaranty or surety agreement, except Permitted Indebtedness.

            7.5 CERTIFICATE OF INCORPORATION AND BY-LAWS Neither Borrower nor any of the Guarantors will amend or otherwise modify its Certificate of Incorporation, By-Laws or other organizational documents.

            7.6 TRANSACTIONS AMONG AFFILIATES Neither Borrower nor Guarantors will become a party to any transaction with an Affiliate or Subsidiary of Borrower (other than the Guarantors) unless the terms and conditions relating to such transaction are as favorable to Borrower or Guarantor (as applicable) as would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate or Subsidiary or pay or incur any obligation to pay any management, service, consulting or similar fees to any Affiliate or Subsidiary (other than the Guarantors).

            7.7 SPECIAL COVENANTS AS TO ASSETS Each of Borrower and Guarantors covenants that until satisfaction in full of all Obligations to Bank and until termination of this Agreement:

            (A) no Inventory shall be stored with a bailee, warehouseman or similar party without Bank's prior written consent and, if Bank gives such consent, the Borrower and Guarantors (as applicable) will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to Bank, in form and substance acceptable to Bank, warehouse receipts therefor in Bank's name;

            (B) neither Borrower nor Guarantors will hold any Goods belonging to third parties or in which other parties have an interest, including any Goods sold on a bill and hold basis, except as set forth on Schedule 5.8;

            (C) neither Borrower nor Guarantors will purchase or otherwise hold Goods on a consignment basis except as set forth on Schedule 5.8;

            (D) except as set forth on Schedule 5.8 none of the Borrowers' nor Guarantors' Inventory will be of a nature that contains any labels, trademarks, trade names, or other identifying characteristics which are the property of third parties, and the use of which by Borrower or Guarantor is in violation of the rights of such third parties or a violation of any license, royalty or similar agreements with any third parties;

            (E) except as set forth on Schedule 5.8, Borrower nor Guarantors will allow any Goods of Borrower or any further (as applicable) to be held by any Person in the future.

            (F) except upon prior written notice to Bank, neither Borrower nor Guarantors will in the future purchase any Inventory except in the ordinary course of business from Persons customarily in the business of selling such Inventory.

            (G) neither Borrower nor Guarantors will, without prior written consent of Bank, remove the Collateral from its present location, except for the removal of Inventory upon its sale in the ordinary course of business or transfers of Inventory to any other facility of the Obligors as to which facility appropriate UCC-1 financing statements shall have been filed.

            (H) neither Borrower nor Guarantors will sell or transfer any Inventory to any Affiliate or Subsidiary (other than the Guarantors);

            (I) neither Borrower nor Guarantors will sell, lease or transfer any of its Inventory or other assets except for sales of Inventory in the ordinary course of business to good faith purchasers for value; and

            (J) neither Borrower nor Guarantors will not cause any surety bonds to be issued on its behalf in connection with any contracts or purchase orders except upon not less than ten (10) days prior written notice to Bank.

            7.8 PREPAYMENTS OF INDEBTEDNESS neither Borrower nor Guarantors will prepay or obligate itself to prepay in whole or in part, any Indebtedness (other than any Indebtedness due hereunder).

            7.9 FISCAL YEAR neither Borrower nor Guarantors will change its fiscal years from a March 31 fiscal year end without the prior written consent of Bank.

            7.10 CHANGE IN CONTROL neither Borrower nor Guarantors will make or suffer a change in management of Borrower or Guarantor (as applicable) which might (in Bank's determination) effectively cause undesirable results in Borrower's or Guarantor's (as applicable) operations and financial performance. Borrower shall not sell or transfer any stock or other equity interest or issue any additional stock or other equity interest in Borrower or options or warrants for the issuance of stock or other equity interest in Borrower other than the issuance of common stock to Borrower's existing stockholders and the issuance of options and shares of common stock into which such options are exercisable under the two (2) stock option plans adopted by the Borrower entitled the "1996 Incentive Stock Option Plan" and the "1997 Associate Stock Option Plan." Notwithstanding anything else to the contrary, no such options shall be granted nor shall any common stock be issued upon the exercise of any such option if there shall then be existing any Event of Default or any Event of Default shall arise from such exercise or issuance.

            7.11 CHANGE IN ACCOUNTING PRINCIPLES Neither Borrower nor Guarantors will change or permit any change in accounting principles applied to Borrower nor Guarantors, except as required by GAAP.

            7.12 SALE AND LEASEBACK Neither Borrower nor Guarantors will enter into any arrangement with any Person providing for the leasing by Borrower or Guarantors (as applicable) of property which has been or is to be sold or transferred by Borrower or Guarantors (as applicable) to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower.

            7.13 MAINTAIN CORPORATE EXISTENCE AND NATURE OF BUSINESS

            (A) Neither Borrower nor Guarantors will allow its corporate existence to be other than in good standing and will not dissolve or liquidate (or discontinue their normal operations with the intent to liquidate), or merge or consolidate with or acquire or affiliate with any other business entity or form any Subsidiary or Affiliate or sell all or substantially all of its Assets.

            (B) Neither Borrower nor Guarantors will change its corporate or trade names without furnishing to Bank at least ten (10) days prior written notice thereof.

            (C) Neither Borrower nor Guarantors will utilize any trade name not set forth on Schedule 5.8 without furnishing to Bank at least ten (10) days prior written notice thereof.

            (D) Neither Borrower nor Guarantors will change the nature of its businesses.

            7.14 DIVIDENDS, REDEMPTIONS Neither Borrower nor Guarantors will pay or declare any cash or property dividends, nor otherwise make a withdrawal or distribution of capital or income, nor redeem, retire, repurchase or otherwise acquire or set aside reserves to acquire any stock, partnership or other ownership interest of Borrower or Guarantor of any Subsidiary or Affiliate if a Default or Event of Default exists hereunder or any such action would cause a Default or Event of Default to occur hereunder.

            7.15 DISCHARGE OF HAZARDOUS WASTE Neither Borrower nor Guarantors shall cause or permit to exist a discharge of hazardous substances or waste resulting in damage to natural resources, unless such discharge is in compliance with the conditions of a valid permit issued by the appropriate Governmental Body.

            7.16 LEASES Neither Borrower nor Guarantors shall enter into any leases of real property, other than Permitted Leases.

                                      VIII

                                EVENTS OF DEFAULT

            The occurrence of any of the following shall constitute an Event of
Default:

            8.1 NON-PAYMENT Failure on the part of Borrower or Guarantors to pay any Obligation to Bank when due.

            8.2 NON-PERFORMANCE (a) Failure on the part of any Obligor to perform its Obligations when due under Article VIII hereof or under Section 6.1, 6.2, 6.3, 6.9, 6. 10 and 6.12 hereto; or (b) other than as provided in Section 8.2(a), failure on the part of any Obligor to perform when such performance is due any term, covenant or condition contained in any Loan Document or any other agreement now existing or hereafter entered into with Bank, or in any document executed in connection with any such agreements within thirty (30) days after the Bank shall have notified such Obligor in writing of such failure.

            8.3 MISREPRESENTATION Any representation, covenant or warranty made by any Obligor in this Agreement, or any Loan Document, or in connection with any instrument of guaranty or security furnished to Bank shall have proved to have been inaccurate in any substantial or material respect as of the date or dates with respect to which it is made or deemed to have been made.

            8.4 OTHER LIEN Any Obligor shall have caused or permitted a security interest or Lien, perfected or otherwise, other than the security interest and Liens specifically provided for or permitted hereunder, to be created in any of its assets, or shall have failed to take any action requested by Bank to perfect or protect the security interests and Liens provided for herein.

            8.5 INSOLVENCY Any Obligor shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; a custodian shall have been appointed with or without consent of such Obligor; any Obligor is generally not paying its debts as they become due, has made a general assignment for the benefit of creditors; has been adjudicated insolvent, or has filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding; or taken corporate action for the purpose of effecting any, of the foregoing; or an order, judgment or decree shall have been entered, without the application, approval or consent of any Obligor by any court of competent jurisdiction approving a petition seeking reorganization of Borrower, or appointing a receiver, trustee, custodian or liquidator of such Obligor, or a substantial part of its assets and such order, judgment or decree shall have continued unstayed and in effect for any period of forty-five (45) consecutive days; or a petition in bankruptcy shall have been filed against any Obligor and shall not have been dismissed for a period of thirty (30) consecutive days, or if an Order for Relief has been entered under the Bankruptcy Code, or if any Obligor shall have suspended the transaction of its usual business.

            8.6 JUDGMENT OR LIEN Entry of a judgment, issuance of any garnishment, attachment or distraint, the filing of any lien or of any governmental attachment against any property of any Obligor in an amount (in the aggregate or alone) of $10,000 which entry, issuance, attachment or filing shall have continued unstayed and in effect for a period of thirty (30) consecutive days.

            8.7 NONCOMPLIANCE WITH LEASES OR LAWS Failure of any Obligor to comply with the material terms and conditions of any lease covering the premises where any of its assets are located, including the Collateral and any orders, ordinances, laws or statutes of any city, state or other governmental department having jurisdiction with respect to such premises or the conduct of business thereon.

            8.8 ORGANIZATIONAL CHANGE Any change in the existing corporate organization of any Obligor, including but not limited to a change to a partnership (general or limited), limited liability company or the dissolution of any Obligor.

            8.9 INSECURITY If Bank shall deem itself insecure.

            8. 10 IMPAIRMENT OF RESPONSIBILITY Occurrence of any event which, in the opinion of Bank, impairs the financial responsibility of any Obligor.

            8.11 ADVERSE CHANGE The determination by Bank that a Material Adverse Change has occurred of any Obligor.

            8.12 MISREPRESENTATION OF FACT The determination by Bank that a material misrepresentation of fact has been made by any Obligor in any writing supplementary or ancillary hereto.

            8.13 ERISA If (A) any Reportable Event occurs and shall be continuing for thirty (30) days after notice from Bank to any Obligor, or (B) any Plan shall be terminated, or (C) the Plan administrator of any Plan shall file with the PBGC a notice of intention to terminate such Plan, or (D) the PBGC shall institute proceedings to terminate any Plan or appoint a trustee to administer any Plan, and, if in any of the cases set forth in (A) through (D) above, Bank reasonably determines in good faith that any Plan will be terminated and that the amount of the unfunded guaranteed benefits (within the meaning of Title IV of ERISA) resulting upon termination of such Plan would have a material adverse effect on the financial condition and properties or operation of any Obligor if a lien against the assets of Borrower were to result under ERISA.

            8.14 DEFAULT IN OBLIGATIONS TO THIRD PARTIES Any Obligor is in default beyond any applicable grace or cure period of any obligation for in excess of $10,000

(in the aggregate), unless such Obligor is contesting such default in good faith and shall have set aside on its books adequate reserves to satisfy any claims arising therefrom.

            8.15A. DEFAULT IN OBLIGATIONS TO BANK OR ITS AFFILIATES Any Obligor or any Affiliate of any Obligor in default beyond any applicable grace or cure period of any obligation of any Obligor, or any affiliate of any Obligor to Bank or any affiliate or Bank other than those existing under the Loan Documents.

            8.15B. TERMINATION OF DISTRIBUTION AGREEMENT. The Distribution Agreement between the Borrower and Rich City International Packaging Limited shall for any reason terminate or otherwise cease to be in full force and effect.

            8.15 LICENSES If any license or permit necessary for the continued operation of Borrower's or any of the Obligor's customary business is revoked, suspended, terminated or not renewed.

                                       IX

                         CONSEQUENCE OF EVENT OF DEFAULT

            In case any Event of Default shall have occurred, then and in every such Event of Default, Bank may take any or all of the following actions, at the same time or at different times, provided that upon the occurrence of an Event of Default under Section 8.5 hereof the Facilities shall automatically terminate and all Obligations shall automatically be immediately due and payable;

            9.1 ACCELERATION Declare the Facilities, sums and Obligations owing Bank from Borrower and any other Obligors under this Agreement or any other agreement or loan between Bank and Borrower and such other Obligors to be forthwith due and payable, whereupon all such sums shall forthwith become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower and any other Obligor and the Commitment shall be terminated.

            9.2 POSSESSION Proceed with or without judicial process to take possession of all or any part of the Collateral provided for herein not already in the possession of Bank and Borrower and each other Obligor agrees that upon receipt of notice of Bank's intention to take possession of all or any part of said Collateral, Borrower and such other Obligors will do everything reasonably necessary to assemble the Collateral and make same available to Bank at a place to be designated by Bank. Each of Borrower and any other Obligor hereby waives any and all rights it may have, by statute, constitution or otherwise to notice or a hearing to determine the probable cause of Bank to obtain possession, by Court proceedings or otherwise, of the Collateral provided for in this or in any other agreement with Bank.

            9.3 METHODS OF SALE So long as Bank acts in a commercially reasonable manner, assign, transfer and deliver at any time or from time to time the whole or any portion of the Collateral or any rights or interest therein in accordance with the Uniform Commercial Code, and without limiting the scope of Bank's rights thereunder, Bank may sell the Collateral at public or private sale, or in any other manner, at such price or prices as Bank may deem best, and either for cash or credit, or for future delivery, at the option of Bank, in bulk or in parcels and with or without having the Collateral at the sale or other disposition. Bank shall have the right to be the purchaser at any public sale. Bank shall have the right to conduct such sales on Borrower's and any other Obligor's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as Bank may see fit. Bank is hereby granted license or other right to use, without charge, Borrower's and each other Obligor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and franchise agreements shall inure to Bank's benefit. Each of Borrower and each other Obligor hereby agrees that a reasonable means of disposition of Accounts shall be for Bank to hold and liquidate any and all Accounts. In the event of a sale of the Collateral, or any other disposition thereof, Bank shall apply all proceeds first to all costs and expenses of disposition, including attorneys' fees, and then to the Obligations of Borrower to Bank.

            9.4 RETENTION OF COLLATERAL Elect to retain the Collateral or any part thereof in satisfaction of all Obligations due from Borrower and any other Obligors to Bank upon notice of such proposed election to Borrower or any other Obligors and any other party as may be required by the Uniform Commercial Code.

            9.5 SET-OFF Bank shall have the right immediately, and without notice or other action to set-off against any of the Obligations to Bank any sum owed by Bank in any capacity to Borrower or any other Obligor whether due or not, and Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of such Event of Default, even though the actual book entries may be made at some time subsequent thereto.

            9.6 ATTORNEYS' FEES AND EXPENSES Add to the Obligations of Borrower and the other Obligors, Bank's reasonable expenses to obtain or enforce payment of any Obligations hereunder and the enforcement or liquidation of any debt hereunder shall include reasonable attorneys' fees plus other legal expenses incurred by Bank.

            9.7 INCREASE IN INTEREST/LATE CHARGE Increase the rate of interest under any Obligations to the Default Rate. Unless otherwise agreed by Bank, this increase in interest rate shall be retroactive to the date of the first occurrence of an Event of Default. Add a late charge of five percent (5%) of any payment of principal or interest required to be made by Borrower to Bank for each month or portion thereof such payment remains unpaid, such period to begin ten (10) days after such payment is required to be made.

            9.8 BANK'S PERFORMANCE OF OBLIGATIONS If Borrower fails to comply with any of the covenants or perform any of its obligations set forth herein or in any other Loan Document, Bank may, but shall have no obligation to, perform any such obligations or undertake any act to cause such covenant to be complied with, including, but not limited to, discharging any Lien on any asset other than Permitted Encumbrances. Any and all sums, and all costs and expenses incurred by Bank in so performing or causing compliance, shall be payable on demand together with interest at the default rate provided for in Section 9.7 hereof from the date of any such payment by Bank until the date paid by Borrower or any other Obligor. Any such performance by Bank shall not cure any Default or Event of Default by Borrower or such other Obligor.

            9.9 OTHER REMEDIES Exercise any other remedies under the Uniform Commercial Code or other applicable law, or any other Loan Document, including but not limited to proceeding to enforce its right by suit in equity, action at law or other appropriate proceeding, whether for payment or the specific performance of the covenants or agreements contained in this Agreement or any other Loan Document.

                                        X

                                  MISCELLANEOUS

            10.1 NO WAIVER Each Obligor agrees that no delay on the part of Bank in exercising any power or right hereunder or any other Loan Document shall operate as a waiver of any such power or right, nor act as a consent to any departure by any Obligor from any of the terms or conditions hereof or thereof, preclude other or further exercise thereof, or the exercise of any other power or right. No waiver whatsoever shall be valid unless in writing signed by Bank and then only to the extent set forth therein.

            10.2 MODIFICATION OR AMENDMENT This Agreement and every other Loan Document cannot be changed orally and cannot be changed by an executory agreement unless such agreement is in writing and signed by all parties hereto by their duly authorized officers.

            10.3 WAIVER OF NOTICE Each Obligor waives presentment, dishonor and notice of dishonor, protest and notice of protest of all commercial papers at any time held by Bank on which any Obligor is in any way liable.

            10.4 ONE INSTRUMENT The provisions of this Agreement shall be in addition to those of any notes or other evidence of the Obligations held by Bank relating to this particular transaction, all of which shall be construed as one instrument.

            10.5 LAW OF NEW JERSEY This Agreement and all other Loan Documents and the rights of the parties hereto and thereto shall be governed by the internal laws of the State of New Jersey without regard to conflict of laws.

            10.6 JURISDICTION Each Obligor hereby irrevocably consents to the jurisdiction of the Courts of the State of New Jersey or any Federal Court in such State in connection with any action or proceeding arising out of or related to this Agreement or any other Loan Document. In any such litigation, each Obligor waives personal service of any summons, complaint or other process and agree that service may be made by certified or registered mail to them, at the address provided herein.

            10.7 SUCCESSORS OR ASSIGNS This Agreement and all other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, provided, however, that the Obligors shall not have any right to assign any of their rights hereunder.

            10.8 RIGHTS CUMULATIVE The rights and remedies herein expressed or in any other Loan Document to be vested in or conferred upon Bank shall be cumulative and shall be in addition to and not in substitution for or in derogation of the rights and remedies conferred upon secured creditors by the Uniform Commercial Code or any other applicable law.

            10.9 LIMITATION OF LIABILITY No claim may be made by Borrower or any other Obligor or other Person against Bank or, as the case may be, directors, officers, employees, attorneys or agents of Bank for any special, punitive, indirect or consequential damages in respect of any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower and the other Obligors hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

            10.10 NOTIFICATION OF DISPOSITION OF COLLATERAL Any notification of a sale or other disposition of the Collateral will be sufficient if given in the manner set forth in Section 10.11 hereof not less than five (5) days prior to the day on which such sales or other disposition will be made, and such notification shall be deemed reasonable notice.

            10.11 ADDRESSES OF NOTICES Any written notice required or permitted to be given by this Agreement and the other Loan Documents shall be given or made in writing, including telecopy, and shall be, as elected by the party giving such notice, served personally by messenger or courier service, telecopied (followed up by a mailing), or mailed in the United States by prepaid, registered or certified mail, return receipt requested, to the following:

If to any Obligor:

             Leading Edge Packaging, Inc.
             176 Northfield Avenue
             Building 409, Raritan Center
             Edison, New Jersey 08837
             Attn: Casey K. Tjang, Chief Financial Officer
             Fax #: (732) 225-6300

with a copy (except
for routine notices with
respect to borrowings
hereunder and
the like) to:

             Bondy & Schloss
             6 East 43rd Street
             New York, New York
             Attention: Robert J. Haber, Esq.
             Fax #: (212)972-1677

If to Bank:

            FIRST UNION NATIONAL BANK
            550 Broad Street
            Newark, New Jersey 07102
            Attn: Joseph J. Lebel, III, Vice President
            Fax #: (732) 819-4177

with a copy (except
for routine notices
with respect to borrowings
hereunder and the like) to:

            RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP
            Headquarters Plaza
            One Speedwell Avenue
            Morristown, New Jersey 07962-1981
            Attn: Mark S. Rattner, Esq.
            Fax #: (973) 538-1984

Any notice given in accordance with the provisions of this section shall be deemed effective, if hand delivered, on the date of such delivery, or on the date telecommunicated if telecopied, or if mailed, on the date upon which the return receipt is signed or delivery refused or the notice is designated by the postal authorities as not deliverable, as the case may be. Each party may give notice to each of the other parties of a change of its address for the purpose of giving notice under this section which, thereafter until changed by like notice, shall be the address of such party for purposes of this Agreement. Any failure to provide notice to the parties' attorneys shall not affect the validity of any otherwise proper notice.

            10.12 TITLES The titles and headings indicated herein and any table of contents are inserted for convenience only and shall not be considered a part of this Agreement or in any way limit the construction or interpretation of this Agreement.

            10.13 DISCLOSURE Bank is hereby authorized to disclose any financial or other information it may have about the Obligors or any affiliate of any Obligor to any present or future participant or prospective participant, any regulatory body or agency having jurisdiction over Bank, or to any Person which succeeds to all or any part of Bank's interest herein.

            10.14 TERM This Agreement shall with respect to Section 2.1 hereof have a term through the Maturity Date or such later date as Bank may agree to in writing in its sole discretion. The Advances provided for in Section 2.1 hereof shall be due and payable in full upon expiration of the term as set forth herein or as otherwise set forth in this Agreement. Notwithstanding the expiration of the term, the rights of Bank hereunder and the obligations of

Borrower hereunder, including but not limited to the grant of security interests in and Liens on the Collateral as set forth in Article III hereof, shall remain in full force and effect until all of the Obligations are paid in full.

            10.15 INTEREST LIMITATION It is the intention of Bank and the Obligors to conform strictly to the laws of the State of New Jersey or the laws of such other jurisdiction which may be found to apply to the subject transaction relating to the maximum rate of interest which may be lawfully contracted for or charged. Nothing contained in this Agreement or any other Loan Document shall be construed to mean that Borrower has contracted to pay or is obligated to pay any sum or sums to Bank in excess of those which may lawfully be charged or contracted for under applicable law of the State of New Jersey or other applicable law. If any provision of this Agreement or any of the other Loan Documents shall require payment of any sum or sums of interest in excess of the maximum permitted rate which may be lawfully contracted for or charged, then Borrower and Bank agree that such result is as a consequence of their inadvertence and/or mistake, and the interest charge for which Borrower is liable under this instrument shall be recomputed for the sole and limited purpose of determining the extent of the obligations and liabilities of any of the Obligors to Bank so that the interest charges for which Borrower is liable shall not exceed the maximum permitted rate which is determined to be applicable. Additionally, any sums of interest which are collected by Bank from any such Obligors or other source in connection with the Facilities evidenced hereby which are in excess of the maximum permitted rate shall, for the sole and limited purpose of determining the extent of the obligations and liabilities of Borrower to Bank, be credited against the amount of principal for which any such Obligors is liable to Bank after giving effect to any recomputation and adjustment required pursuant to the foregoing provisions of this section, or if such outstanding principal balance and interest are paid in full, any such excess shall be remitted by Bank to any such Obligors.

            10.16 INDEMNIFICATION Each Obligor hereby agrees to and do hereby jointly and severally indemnify, protect, defend and save harmless Bank and any member, officer, director, official, agent, employee and attorney of Bank, and its respective heirs, successors and assigns (collectively, the "Indemnified Parties"), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation:
(i) losses, damages, expenses or liabilities sustained by Bank in connection with any environmental cleanup or other remedy required or mandated by any Environmental Laws; (ii) any untrue statement of a material fact contained in information submitted to Bank by Borrower or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (iii) the failure of Borrower or any other Obligor to perform any obligations herein required to be performed by Borrower or such Obligor; and
(iv) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower's or any such Obligor's properties. The provisions of this Section 10.16 shall survive termination of this Agreement and the other Loan Documents.

            10.17 WAIVER OF TRIAL BY JURY EACH OF BORROWER AND THE OTHER OBLIGORS HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

            10.18 ARBITRATION

            (A) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and the other Loan Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement

            (B) Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

            10.19 PRESERVATION AND LIMITATION OF REMEDIES

            (A) Notwithstanding the preceding binding arbitration provisions, Bank and Obligors agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely; independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Obligors shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable:
(i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and
(iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

            (B) Bank and Obligors agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

            10.20 OBLIGATIONS OF OBLIGORS. Notwithstanding anything else contained herein, it is the intention of the Bank and each of the Obligors that the Obligors' obligations hereunder, whether for payment or performance of any covenant or warranty hereunder or under any other Loan Document, are to be the joint and several obligations of the Obligors.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                        FIRST UNION NATIONAL BANK

                                        By: /s/ Joseph J. Lebel
                                            ----------------------------------
                                        Name: Joseph J. Lebel
                                        Title: Vice President


WITNESS                                 LEADING EDGE PACKAGING, INC.

By: /s/ Carmen  E. Highman              By: /s/ Casey K. Tjang
    ---------------------------------       ----------------------------------
Name: Carmen  E. Highman                Name: Casey K. Tjang
Title: Sales Asst./ Asst Cashier        Title: CFO


WITNESS                                 LEP PRODUCTS, INC.

By: /s/ Carmen  E. Highman              By: /s/  Casey K. Tjang
    ---------------------------------       ----------------------------------
Name:                                   Name:  Casey K. Tjang
Title:                                  Title: CFO


WITNESS                                 LEP MARKETING & SALES, INC.

By: /s/ Carmen  E. Highman              By: /s/  Casey K. Tjang
    ---------------------------------       ----------------------------------
Name:                                   Name:  Casey K. Tjang
Title:                                  Title: CFO


WITNESS                                 LEP DISTRIBUTORS, INC.

By: /s/ Carmen  E. Highman              By: /s/  Casey K. Tjang
    ---------------------------------       ----------------------------------
Name:                                   Name:  Casey K. Tjang
Title:                                  Title: CFO

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A       -   Form Continuing Bankers' Acceptance Agreement

Exhibit B       -   Guaranty

Exhibit C       -   Form Irrevocable Letter of Credit

Exhibit D       -   Opinion of Counsel

Exhibit E       -   Certificate of Accountants and Certificate of Chief
                    Financial Officer

Exhibit F       -   Landlord's Waiver

Exhibit H       -   Form Accounts Receivable Reconciliation Report

Schedules

Schedule 1.72   -   Other Indebtedness

Schedule 2.7(a) -   Letter of Credits Fee Schedule

Schedule 2.8    -   Bankers' Acceptances Commission Fee Schedule

Schedule 5.1    -   Representations and Warranties

Schedule 5.8    -   Locations of Chief Executive Office; Locations of Books
                    and Records; Locations of Collateral

                                    EXHIBIT A

                    Continuing Bankers' Acceptance Agreement

                                  See Tab No. 3

                                    EXHIBIT B

                                    Guaranty

                                  See Tab No. 5

                                    EXHIBIT C

                          Irrevocable Letter of Credit

                                  See Tab No. 4

                                    EXHIBIT D

                               Opinion of Counsel

                                 See Tab No. 18

                                    EXHIBIT E

      Certificate of Accountants and Certificate of Chief Financial Officer

                             See Tab Nos, 19 and 20

                                    EXHIBIT F

                                Landlord's Waiver

                                      None

                                    EXHIBIT H

                Form of Accounts Receivable Reconciliation Report

The form of Accounts Receivable Reconciliation Report shall be in such form as hereafter agreed to by the Obligors and the Bank.

                                  SCHEDULE 1.72

                               Other Indebtedness

                                      None

                              SCHEDULE 2.7(a) & 2.8

================================================================================

================================================================================

Import Letters of Credit

Issuance
      Mail/Fax                            $0
      Cable Charge                        $25 per page
Pre-advice                                $40
Amendments (limit of 5 per L/C)           $60
      Cable Charge                        $25 per page

Document Examination/Payment              1/4%, min. $75
      Discrepancy                         $60
      Cancellation, Unutilized            $70
      Steamship Guarantee/Air Release     $125 per quarter

Bankers Acceptances

Acceptance Commission
      for amounts under $250,000          1.25% p.a., min. $150
      for amounts $250,000 to $499,999    1.125% pa., min. $150
      for amounts $500,000 & over         1.0% p.a., min. $150

Discount Rate                             As arranged, min. $100

Funds Transfer

Outgoing wire from an account             $30

Other Activity Charges

Courier
      domestic                            $20
      foreign                             based on country and
                                          service used

                                  SCHEDULE 5.1

(A) Jurisdiction of incorporation of Obligors and in which they are in good standing:

      All Obligors are incorporated in the State of Delaware and are in good standing in that state.

(B) Jurisdiction(s) Obligors are authorized to transact business and are in good standing:

      Leading Edge Packaging, Inc. is qualified to do business in the states of New York and New Jersey and is in good standing in those states. LEP Products, Inc. is qualified to do business in New Jersey and is in good standing in that state.

(C)   Prior changes in structure (mergers, consolidations, etc.):

      None.

(D)   Prior changes in name of Obligors:

      LEP Products, Inc. was incorporated under the name LEP-Sun's Products, Inc.

      LEP Marketing and Sales was incorporated under the name LEP Sales and Marketing, Inc.

(E)   Trade names used by Obligors or under which invoices are issued:

      LEP

      Also, Leading Edge Packaging, Inc. issues joint invoices under its name and that of Hang Ten for sales of watches of the Hang Ten brand.

(F)   Subsidiaries and Affiliates

      Name               % of Outstanding Stock Owned
      ----               ----------------------------

      Leading Edge Packaging, Inc. owns 100% of the stock of each of the Guarantors.

      Rich City International Packaging Limited owns approximately 57% [ILLEGIBLE] of the stock of Leading Edge Packaging, Inc.

      Chung Hwa Development Holdings Limited owns 100% of the stock of Rich City as well as several other operating subsidiaries.

                                  SCHEDULE 5.8

(A)   (i) Obligors' chief executive office:

      Leading Edge Packaging, Inc. has its chief executive office at 350 Fifth Avenue, Suite 3922, New York, NY 10118.

      Each of the Guarantors has its chief executive office at 176 Northfield Avenue, Building 409, Raritan Center, Edison, NJ 08837.

      (ii)  Change in location of foregoing within past four (4) months:

      None.

      (iii) Location of Books and Records:

      Obligors maintain books and records in both offices listed under Item
      (A)(i) above. In addition, certain records are kept at the offices of Bondy & Schloss, LLP, 6 East 43rd Street, 25th Floor, New York, NY 10017.

      (iv)  Change in location of foregoing within past four (4) months:

      None.

      (v)   Present location(s) of Inventory and other assets:

      Obligors keep all of their inventory and other assets at the locations listed under Item (A)(i) above.

(B) Location from which assets have been moved or other location of assets within past four (4) months:

      None.

Schedule 5.8 continued

(C) (i) Name and address of warehouses, bailees or similar parties where any Inventory of Obligors is located:

      None, other than samples of de minimus value in the hands of distributors from time to time.

      (ii)  if any: warehouse receipts are/are not issued:

      None.

      (iii) if warehouse receipts issued: they are negotiable/non negotiable:

      N/A

(D) Goods held by Obligors in which other parties have any interests, including Goods sold on a bill and hold basis:

      Watches supplied by Hang Ten under its brand name.

(E)   Goods held by Obligors on a consignment basis:

      None.

(F) Inventory with trademarks, trade names, and the like which are the property of others.

      Watches carrying the Hang Ten brand name.

Schedule 5.8 continued

(G) Names and addresses of persons holding Goods belonging to Obligors and location of Goods:

      None. (See response to Item (C)(i) above.)

(H) Purchases of Inventory or other assets not in the ordinary course of business or from persons not customarily in the business of selling such
      Goods:

      None.

(I)   Instruments or Chattel Paper held by Obligors relating to Accounts:

      Letters of Credit for larger Accounts

(J)   Trademark, trade names, patents or copyrights.

      The Borrower has a trademark covering the name Leading Edge Packaging for jewelry cases (app. Serial No. 75/128,302), which was assigned to Borrower by Rocket Jewelry Box, Inc. The Assignment has been recorded at Reel 1602/Frame 0408.